UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-132614

PROSPECTUS

Subject to Completion

April 3, 2006

BULLDOG TECHNOLOGIES INC.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF BULLDOG TECHNOLOGIES INC.

_________________________________

This prospectus registers a total of 15,815,082 shares of our company stock. Firstly, this prospectus relates to the resale by certain selling security holders of our company of up to 9,441,322 shares of our common stock in connection with the resale of:

- up to 4,480,000 shares of our common stock which may be issued upon the conversion of, as principal repayments on or as interest payments on certain convertible notes issued in a private placement on February 24, 2006; and

- up to 4,961,322 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on February 24, 2006.

Secondly, this prospectus acts as a post-effective amendment to our prospectus filed on October 17, 2005, which registered certain shares for resale including the following 4,725,001 shares of our common stock:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005; and

- up to 1,198,585 shares of our common stock which have been or may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005.

Thirdly, this prospectus acts as a post-effective amendment to our prospectus filed on June 2, 2004, which registered certain shares for resale including the following 3,884,320 shares of our common stock:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which have been or may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. We will pay for the expenses of this offering.

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol “BLLD”. On March 1, 2006, the closing bid price of our common stock was $1.20.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 11 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 3, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	6
RISK FACTORS	8
RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES	8
We have issued convertible notes and share purchase warrants, and our obligations under the convertible notes and the warrants pose risks to the price of our common stock and our continuing operations.	8
The holders of the convertible notes have the option of converting the convertible notes into shares of our common stock, and we may elect to make principal repayments and/or interest payments under the convertible notes in shares of our common stock. The holders of the convertible notes may also exercise their common share purchase warrants. If the convertible notes are converted or the share purchase warrants are exercised, there will be dilution of your shares of our common stock.	8
The convertible notes provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.	9
All of our assets are secured and consequently if we default on the convertible notes, our continued operation will be adversely affected.	10
Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible notes or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock.	10
Assuming that the holders of the convertible notes and share purchase warrants convert their convertible notes or exercise their share purchase warrants, there will be substantial dilution of your shares of our common stock.	11
Sales of a substantial number of shares of our common stock into the public market by the selling security holders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.	11
We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.	11
We have a history of losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.	12
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.	12
If we issue additional shares in the future this may result in dilution to our existing stockholders.	12
There is a high risk of business failure due to the fact that we have not commenced significant commercial operations.	13
We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.	13

Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.	13
Substantially all our assets and all of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	13
We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.	14
We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.	14
Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.	14
If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.	15
Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.	15
Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.	15
NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.	15
FORWARD-LOOKING STATEMENTS	16
SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE	16
THE OFFERING	16
USE OF PROCEEDS	17
PRIVATE PLACEMENTS	17
SELLING SECURITY HOLDERS	20
FEBRUARY 24, 2006 PRIVATE PLACEMENT OF Convertible Notes and warrants	29
AUGUST 29, 2005 PRIVATE PLACEMENT OF Convertible Notes and warrants	33
APRIL 2004 PRIVATE PLACEMENT OF SHARES AND WARRANTS	37
PLAN OF DISTRIBUTION	37
LEGAL PROCEEDINGS	39
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
DESCRIPTION OF COMMON STOCK	44
PENNY STOCK RULES	45
INTEREST OF NAMED EXPERTS AND COUNSEL	45
EXPERTS	45

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	45
DESCRIPTION OF PROPERTY	46
DESCRIPTION OF BUSINESS	47
REPORTS TO SECURITY HOLDERS	55
MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	55
PLAN OF OPERATION AND CASH REQUIREMENTS	56
NEW ACCOUNTING PRONOUNCEMENTS	59
APPLICATION OF CRITICAL ACCOUNTING POLICIES	60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	63
DIVIDEND POLICY	64
EXECUTIVE COMPENSATION	64
COMPENSATION OF DIRECTORS	66
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	66
FINANCIAL STATEMENTS	68
WHERE YOU CAN FIND MORE INFORMATION	114

As used in this prospectus, the terms “we”, “us” and “our” mean Bulldog Technologies Inc. and our subsidiary, Bulldog Technologies (BC).

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our business is the development, manufacture and sale of Bulldog Online Security Systems, which we refer to as “BOSS”, designed to prevent cargo theft from containers, tractor-trailers and cargo vans. We developed a compact, portable electronic security device that attaches to the locking-rods of trailers and containers while in transit or storage. We have developed a BOSS for use on trucks that communicates with a remote receiver which is carried by the driver, and alerts the driver if anyone attempts to access the cargo. The Road BOSSTM can also interface with satellite truck tracking systems, and be monitored from a central dispatch. We have also developed a BOSS for security of storage yard containers that alerts on site security personnel in the event of theft or tampering. This system is known as the Yard BOSSTM. We have also developed the Mini BOSSTM , a cellular-based, enhanced sensitivity, tracking, monitoring and recovery device. The Mini BOSSTM is covertly hidden in valuable shipments and remains dormant until activated by the user through a location software computer program.

Our principal executive office is located at Riverside Place, Suite 301, 11120 Horseshoe Way, Richmond, British Columbia Canada, V7A 5H7. Our telephone number is 604.271.8656. We maintain a website at www.bulldog-tech.com. Information contained on our website does not form part of this prospectus.

We have two subsidiaries, Bulldog Technologies (BC) Inc., a British Columbia corporation incorporated on September 23, 1998, which we acquired on November 10, 2003, and Bulldog Technologies Mexico, S.A. de C.V., which we incorporated on September 20, 2005.

Number of Shares Being Offered

This prospectus registers a total of 15,815,082 shares of our company stock. Firstly, this prospectus relates to the resale by certain selling security holders of our company of up to 9,441,322 shares of our common stock in connection with the resale of:

- up to 4,480,000 shares of our common stock which may be issued upon the conversion of, as principal repayments on or as interest payments on certain convertible notes issued in a private placement on February 24, 2006; and

- up to 4,961,322 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on February 24, 2006.

Secondly, this prospectus acts as a post-effective amendment to our prospectus filed on October 17, 2005, which registered certain shares for resale including the following 4,725,001 shares of our common stock:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005; and

- up to 1,198,585 shares of our common stock which have been or may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005.

Thirdly, this prospectus acts as a post-effective amendment to our prospectus filed on June 2, 2004, which registered certain shares for resale including the following 3,884,320 shares of our common stock:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which have been or may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

The selling security holders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 24,655,288 shares of our common stock issued and outstanding as at March 1, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders. However, we will receive gross proceeds of $3,803,679 assuming exercise of all of the related share purchase warrants issued in connection with the private placement on February 24, 2006, $1,119,339 assuming the exercise of all of the related share purchase warrants issued in connection with the private placement on August 29, 2005 and $693,629 assuming the exercise of all of the share purchase warrants issued in connection with the private placement on April 13, 2004. Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our interim unaudited consolidated financial statements for the quarter ended November 30, 2005 and our audited consolidated financial statements for the years ended August 31, 2005 and 2004, including the notes to those financial statements which are included elsewhere in this prospectus. The summarized consolidated financial data should also be read in conjunction with the section entitled “Management Discussion and Analysis and Plan of Operation” beginning on page 59 of this prospectus.

	For the three months ended November 30, 2005 (Unaudited)	For the year ended August 31, 2005	For the year ended August 31, 2004
Revenue	$Nil	$322,924	$Nil
Net Loss for the Period	$(1,937,361)	$(3,586,447)	$(1,014,759)
Loss Per Share basic and diluted	$(0.08)	$(0.15)	$(0.05)

	As at November 30, 2005 (Unaudited)	As at August 31, 2005	As at August 31, 2004
Working Capital (Deficit)	$(197,371)	$641,578	$1,862,189
Total Assets	$3,190,382	$1,957,842	$4,205,786
Total Liabilities	$2,874,136	$742,189	$2,064,758
Total Number of Issued Shares of Common Stock	24,259,581	24,047,317	22,842,011
Deficit accumulated in the development stage	$(8,131,964)	$(6,194,603)	$(2,608,156)
Total Stockholders’ Equity	$316,246	$1,215,653	$2,141,028

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

We have issued convertible notes and share purchase warrants, and our obligations under the convertible notes and the warrants pose risks to the price of our common stock and our continuing operations.

We issued convertible notes, in the aggregate principal amount of $2,000,000, which mature on August 24, 2007. We also issued convertible notes, in the aggregate principal amount of $2,100,000, which will mature on August 29, 2010. The convertible notes provide that the holder of the notes may convert the outstanding principal and accrued interest into shares of our common stock. We also have the option of paying interest on the notes in shares of our common stock. The purchasers of the convertible notes also hold an aggregate of 4,100,000 share purchase warrants. The placement agent received 166,415 share purchase warrants in connection with the private placement on August 29, 2005. In addition, we agreed to issue additional warrants to purchase an aggregate of 1,307,547 of our common stock to the four accredited investors who participated in the private placement on August 29, 2005.

The terms and conditions of the convertible notes and the share purchase warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

The holders of the convertible notes have the option of converting the convertible notes into shares of our common stock, and we may elect to make principal repayments and/or interest payments under the convertible notes in shares of our common stock. The holders of the convertible notes may also exercise their common share purchase warrants. If the convertible notes are converted or the share purchase warrants are exercised, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion, as principal repayments on or as interest payments on the convertible notes and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock, since the holders of the convertible notes may sell all of the resulting shares into the public market.

The principal amount of the convertible notes may be converted at the option of the holders into shares of our common stock at a set price of $1.00 per share, subject to adjustment pursuant to the anti-dilution provisions as set forth in each of the convertible notes. In addition, we may elect to make principal repayments on the convertible notes issued on February 24, 2006 or interest payments on all of the convertible notes in shares of our common stock at a conversion price equal to the then current market price, which is equal to 90% of the closing sale price of our company's common stock for the 20 day period immediately prior to the date of the principal repayment or interest payment for the notes issued on February 24, 2006 and the closing sale price of our company’s common stock (or if no closing sale prices are reported, the average of the closing bid and ask prices) for the 20 day period immediately prior to the date of the interest payment for the notes issued on August 29, 2005.

Each convertible note and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible note or the exercise price of the share purchase warrant, the conversion price of the convertible notes or the exercise price of the warrants will be reduced to a price which is equal to that lower effective price.

The convertible notes provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the convertible notes if any of the following events, among others, occurs:

Notes Issued on August 29, 2005

- we fail to pay any amount due under any of the convertible notes within fifteen (15) days of any notice sent to us by the holder of the convertible note that we are in default of our obligation to pay;

- we fail to comply with any of the other agreements contained in the convertible notes or other related agreements after we are given ten (10) days written notice of such non-compliance;

- any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of our company in connection with the convertible note is false, incorrect, incomplete or misleading in any material respect;

- we (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian over our company or our assets; (ii) are unable to pay our debts as they mature; (iii) make a general assignment for the benefit of our creditors; (iv) are dissolved or liquidated in whole or in part; or (v) we or someone else commences a bankruptcy, insolvency or reorganization proceeding;

- we breach any of our obligations under any other bond, debenture, note or other evidence of indebtedness involving an amount exceeding $1,000,000; or

- one or more judgments for the payment of money in an amount in excess of $1,500,000 are rendered against our company, which judgments shall remain undischarged for a period of thirty (30) days;

Notes Issued on February 24, 2006

- we fail to pay any amount due under any of the convertible notes immediately;

- we fail to comply with any of the other agreements contained in the convertible notes or other related agreements after we are given twenty (20) days notice of such non-compliance;

- any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of our company in connection with the convertible note is false, incorrect, incomplete or misleading in any material respect;

- we (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian over our company or our assets; (ii) are unable to pay our debts as they mature; (iii) make a general assignment for the benefit of our creditors; (iv) are dissolved or liquidated in whole or in part; or (v) we or someone else commences a bankruptcy, insolvency or reorganization proceeding;

- we breach any of our obligations under any other bond, debenture, note or other evidence of indebtedness involving an amount exceeding $500,000;

- our common stock is not listed or quoted on a trading market for five or more trading days;

- we fail to deliver a share certificate within five trading days after delivery of such certificate is required;

- we fail to have a sufficient number of authorized but unissued and unreserved shares available to issue upon conversion of the notes;

- we effect or publicly announce our intentions to effect any exchange recapitalization or other transaction that effectively rewards or requires physical delivery of share certificates; or

- the effectiveness of the registration statement required to be filed in connection with the notes issued on February 24, 2006 lapses for five or more trading days.

If an event of default occurs, the holders of the convertible notes can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible notes.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under any of the convertible notes in cash (including any interest on such amounts and any applicable late fees under the convertible notes), the holders of the notes may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible notes, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible notes, or to enforce the payment of the outstanding convertible notes or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

All of our assets are secured and consequently if we default on the convertible notes, our continued operation will be adversely affected.

We are financing our operations primarily through the issuance of the equity and debt securities, including the convertible notes. The convertible notes issued on February 24, 2006 have been secured primarily by all of our assets. If we default on any of these convertible notes, the holders would be entitled to seize all of our assets and take control of our business which events would have a material adverse effect on our business. Please refer to section entitled “February 24, 2006 Private Placement of Convertible Notes and Warrants” for a description of the security we granted to the holders of these convertible notes.

Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible notes or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock.

The convertible notes do not contain any restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock as the noteholders sell shares of our common stock could encourage short sales by them or others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock.

In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the selling stockholder on the settlement date for the sale. Since the selling stockholder does not own the shares that are sold, the selling stockholder must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The selling stockholder will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

Assuming that the holders of the convertible notes and share purchase warrants convert their convertible notes or exercise their share purchase warrants, there will be substantial dilution of your shares of our common stock.

As disclosed above, the holders of the convertible notes may ultimately convert the full amount of the convertible notes and exercise all of their outstanding share purchase warrants and we may elect to pay the quarterly interest payments in shares of our common stock. They may then sell all of the resulting shares of common stock into the public market. This will result in dilution to the interests of other holders of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling security holders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 24,655,288 shares of common stock issued and outstanding as of March 1, 2006. When this registration statement is declared effective, the selling security holders may convert their convertible notes and exercise their share purchase warrants. Under such circumstances, up to 8,325,318 shares will be added to the number of issued and outstanding shares of our company, not including any shares of common stock that may be issued as interest payments on the convertible notes and not including additional shares which may be issuable as a result of any adjustments that may be made to the conversion price of the notes or the exercise price of the warrants. As a result of this registration statement, a substantial number of our shares of common stock may be issued and may be available for resale, which could have an adverse effect on the price of our common stock.

To the extent any of the selling security holders convert any of their convertible notes or exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such conversion or exercise, as applicable, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling security holders sell the shares of our common stock could encourage short sales by the selling security holders or others. Any such short sales could place further downward pressure on the price of our common stock.

We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

Our company has had negative cash flows from operations as we have not yet generated any significant revenues. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. Our business plan calls for additional significant expenses necessary to bring the Bulldog Online Security Systems (our primary product line described below) to market. We have estimated that we will require approximately $4,590,000 to carry out our business plan during the twelve months ending March 1, 2007. As at March 3, 2006, we have cash and short-term investments of $1,910,400 which includes the gross proceeds of $2,000,000 from the sale of convertible notes due on February 24, 2006. We believe we have sufficient funds to satisfy our cash requirements to complete the development, commercialization and marketing of our main products, including the RB600, Mini BOSSTM, Yard BOSSTM and the Tanker BOSSTM. Our company intends to raise further equity or debt financing to expand our business activities, although we have not identified any sources of such financing. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our product and services; or

- we incur any significant unanticipated expenses.

We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

We have a history of losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through November 30, 2005, we have incurred aggregate net losses of approximately $8,131,964. Our loss from operations for the three months ended November 30, 2005 was $1,937,361 and the fiscal year ended August 31, 2005 was $3,586,447. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that we will earn revenues, we expect to continue to incur development, marketing and general operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain sufficient market acceptance to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph in our independent registered public accounting firm's report on the August 31, 2005 consolidated financial statements. Our unaudited interim consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products, implement our marketing plans and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations and as a result we may be forced to scale down or even cease our operations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to obtain additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

There is a high risk of business failure due to the fact that we have not commenced significant commercial operations.

Although we are in the initial stages of production of the Bulldog Online Security Systems, there is no assurance that we will be able to successfully develop sales of our systems. Thus we have no way of evaluating whether we will be able to operate the business successfully, and there is no assurance that we will be able to achieve profitable operations.

Potential investors should be aware of the difficulties normally encountered in developing and commercializing new industrial products and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to development, manufacture and financing of the Bulldog Online Security Systems products. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.

From inception through November 30, 2005, we have incurred aggregate net losses of $8,131,964, including a loss incurred for the three months ended November 30, 2005 of $1,937,361. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as market acceptance of our products, the unpredictability of when customers will order products, the size of customers’ orders, the demand for our products, and the level of competition and general economic conditions.

To date, we have not yet generated any significant revenues. All revenues recognized so far are derived from incidental consulting services. Although we anticipate that we will be able to start generating revenues from the sales of our products during the next 12 months, we also expect an increase in development and operating costs. Consequently, we expect to incur operating losses and net cash outflow unless and until our existing products, and/or any new products that we may develop, gain market acceptance sufficient to generate a commercially viable and sustainable level of sales.

Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.

Our future revenue will be derived from the sale of our BOSSTM security products. The successful introduction and broad market acceptance of our BOSSTM products - as well as the development, introduction and market acceptance of any future enhancements - are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings, or any new product offerings, applications or enhancements. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would significantly harm our business.

Substantially all our assets and all of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are held by our subsidiary, Bulldog Technologies (BC), a company incorporated in British Columbia, Canada. Consequently, most of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal securities laws against our directors or officers.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

There are companies offering products which may compete directly with Bulldog Online Security Systems, and it is anticipated that larger, better-financed companies will develop products similar or superior to the Bulldog Online Security Systems. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to continue as a going concern.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our online security system. Our company has been granted a patent in the United States, and has filed an international application claiming priority from the United States patent with the International Bureau of the World Intellectual Property Organization under the Patent Co-operation Treaty (PCT), for the invention of our continuous feedback security system for cargo containers. The PCT patent application is in good standing and is currently pending. We also own the domain name www.bulldog-tech.com. We have not taken any other action to protect our proprietary technology and proprietary computer software. If any of our competitors copies or otherwise gains access to our proprietary technology or software or develops similar technologies independently, we would not be able to compete as effectively.

We also consider our trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We are planning to register the trademarks “Bulldog Technologies”, “Road BOSS” and “Yard BOSS” in Canada and in the United States.

These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorised use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology, evolving industry standards and customer demands. As a result, our products may quickly become obsolete and unmarketable. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable, including ours. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favourably received. If we are not able to adapt our current products to technological advances or to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization and sale of our products, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the National Association of Securities Dealers. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company’s operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD (National Association of Securities Dealers Inc.) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 9 to 16, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus registers a total of 15,815,082 shares of our company stock. Firstly, this prospectus relates to the resale by certain selling security holders of our company of up to 9,441,322 shares of our common stock in connection with the resale of:

- up to 4,480,000 shares of our common stock which may be issued upon the conversion of, as principal repayments on or as interest payments on certain convertible notes issued in a private placement on February 24, 2006; and

- up to 4,961,322 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on February 24, 2006.

Secondly, this prospectus acts as a post-effective amendment to our prospectus filed on October 17, 2005, which registered certain shares for resale including the following 4,725,001 shares of our common stock:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005; and

- up to 1,198,585 shares of our common stock which have been or may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005.

Thirdly, this prospectus acts as a post-effective amendment to our prospectus filed on June 2, 2004, which registered certain shares for resale including the following 3,884,320 shares of our common stock:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which have been or may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holder will pay for the costs of this offering.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive gross proceeds of $3,803,679 assuming exercise of all of the related share purchase warrants issued in connection with the private placement on February 24, 2006, $1,119,339 upon the exercise of all of the share purchase warrants issued in connection with the private placement on August 29, 2005, and $693,629 upon the exercise of all of the non-expired share purchase warrants issued in connection with the private placement on April 13, 2004 (assuming all share purchase warrants are exercised at their current respective exercise prices prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

PRIVATE PLACEMENTS

February 24, 2006 Private Placement

On February 24, 2006, we sold to ten accredited investors an aggregate of $2,000,000 of convertible notes which entitle the investors to convert all or any part of the principal outstanding under the convertible notes into common shares at $1.00 per share, subject to adjustment according to the terms of the note agreement. The notes bear interest on the outstanding principal amount until the notes are paid in full at an annual rate which is the greater of 6% or LIBOR plus 300 basis points. Pursuant to the terms of the note agreement, the notes are convertible into shares of our common stock. The principal of $2,000,000 is to be repaid in 14 monthly installments commencing on June 24, 2006. These repayments may be payable in cash or in shares of common stock at the market price (as defined in the note). Interest accrues on the unpaid balance of the principal amount of each note, is payable on a quarterly basis commencing on March 31, 2006 and may be payable in cash or in shares of common stock at the market price (as defined in the note). Market price is defined in the note to equal 90% of the volume weighted average trading price per share for the 20 day period immediately prior to the date the principal repayment or the interest payment is due. The company may not make a principal repayment or interest payment in shares of common stock unless the closing price on the day the principal repayment or interest is due, as the case may be, is greater than the volume weighted average trading price for the 20 trading days preceding such principal repayment or interest payment date.

As part of the private placement, each investor also received share purchase warrants. Each share purchase warrant entitles the investor to purchase the number of shares of common stock equal to 100% of the total number of shares of common stock exercisable upon conversion of the convertible note at the time of issuance of the convertible note and is exercisable for a period of five years, at an exercise price per warrant share of $1.15, subject to adjustment in accordance with the terms of the warrant. We issued 2,000,000 warrants to the ten investors.

As part of the consideration for the issuance of the notes on February 24, 2006, we agreed to reduce the conversion of the notes issued on August 29, 2005 from $1.06 to $1.00 and reduce the exercise price of 792,453 warrants issued to the four accredited investors on August 29, 2005 from $1.25 to $1.15. In addition, we agreed to issue additional warrants to purchase an aggregate of 1,307,547 shares of our common stock to the four accredited investors who participated in the private placement on August 29, 2005.

In the note agreement with the each of the investors in the February 24, 2006 private placement, we agreed to file this registration statement on or before March 29, 2006. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by May 29, 2006 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by June 28, 2006. We will be required to keep the registration statement effective for a period of five (5) years from the date it becomes effective.

In the event that:

- we fail to file this registration statement by March 29, 2006;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 10 trading days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by May 29, 2006 or June 28, 2006, as applicable;

- this prospectus is unavailable for more than 10 consecutive days;

- our common stock is not listed or quoted, or is suspended from trading, on the OTC Bulletin Board for a period of three trading days; or

- the exercise rights of warrants are suspended for any reason;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the first 30 days after the date of default (on a prorated basis of less than 30 days) and 1% of the aggregate purchase price paid by each holder for the notes for every 30 day period thereafter (on a prorated basis of less than 30 days). The amount we may have to pay as liquidated damages is limited to 24% of the aggregate purchase price of $2,000,000.

In connection with the February 24, 2006 private placement, we will pay a placement fee in cash of $66,000, being equal to six percent (6%) of the aggregate gross proceeds raised from the sale of convertible notes from investors who participated in the August 29, 2005 private placement.

As security for the payment and satisfaction of all of our obligations under the notes issued on February 24, 2006, we and our subsidiaries granted a continuing first priority security interest in and to all of our and our subsidiaries’ assets (which we now own or which we acquire in the future) to the holders of the notes. The assets included all cash and investment accounts, accounts receivable, contracts, notes, bills, inventory, machinery, equipment, supplies, furniture, furnishings, fixtures, corporate or business records, inventions, designs, patents, patent applications, trademarks, trademark registrations and applications, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and tax refund claims.

As security for the payment and satisfaction of all of our obligations under the notes issued on February 24, 2006, we also pledged and collaterally assigned to the holders a first priority security interest in the shares of our subsidiaries and in any and all cash, securities, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of such shares.

If we default on the notes, the holders of the notes have the following rights:

- all of the rights and remedies of a secured party under the British Columbia Personal Property Security Act and such additional rights and remedies to which a secured party is entitled under the laws in any jurisdiction;

- to request that we assemble all of our assets for the secured parties;

- the right to make any reasonable compromise or settlement deemed desirable with respect to any of our assets and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of any of the assets;

- the right to demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of our assets;

- upon giving twenty (20) business days prior written notice to us, to sell, lease, assign or otherwise dispose of all or any of our assets at a public or private sale; and

- the right to exercise all voting, consensual and other powers of ownership in connection with the shares of our subsidiaries.

August 29, 2005 Private Placement

On August 29, 2005, we sold to four accredited investors an aggregate of $2,100,000 of 6% convertible notes which entitle the investors to convert all or any part of the principal outstanding under the convertible notes into common shares at $1.06 per share, subject to adjustment according to the terms of the note agreement. The notes bear interest on the outstanding principal amount until the notes are paid in full at an annual rate of 6%. Pursuant to the terms of the note agreement, the notes are convertible into shares of our common stock. The interest payable on the principal amount outstanding under the convertible notes is payable quarterly in cash or common shares, with the number of shares to be determined by dividing the interest payable by the market price as defined in the note agreement.

As part of the private placement, each investor also received share purchase warrants. Each share purchase warrant entitles the investor to purchase the number of shares of common stock equal to 40% of the total number of shares of common stock exercisable upon conversion of the convertible note at the time of issuance of the convertible note and is exercisable for a period of five years, at an exercise price per warrant share of $1.25, subject to adjustment in accordance with the terms of the warrant. We issued 792,453 warrants to the four investors on August 29, 2005 and an additional 166,415 warrants to a placement agent on the same terms.

As part of the consideration for the issuance of the notes on February 24, 2006, we agreed to reduce the conversion of the notes issued on August 29, 2005 from $1.06 to $1.00 and reduce the exercise price of 792,453 warrants issued on August 29, 2005 from $1.25 to $1.15. In addition, we agreed to amend the adjustment provisions of the notes and warrants issued in the August 29, 2005 private placement such that such adjustment provisions were replaced with the provisions contained in the notes and warrants issued on February 24, 2006. In addition, we agreed to issue additional warrants to purchase an aggregate of 1,307,547 of our common stock to the four accredited investors who participated in the private placement on August 29, 2005.

In the note agreement with the each of the investors in the August 29, 2005 private placement, we agreed to file a registration statement on or before October 2, 2005. We filed the registration statement on September 30, 2005. After filing the registration statement, we were required to use our best efforts to cause this registration statement to become effective by December 1, 2005 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by December 31, 2005. The registration statement was declared effective on October 17, 2005. We are required to keep the registration statement effective for a period of two (2) years from the date it became effective.

In the event that the prospectus is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, then our company will pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 1% of the aggregate purchase price paid by each holder for the notes for every 30 day period thereafter.

In connection with the August 2005 private placement, we paid a placement fee in cash of $126,000, being equal to six percent (6%) of the aggregate gross proceeds raised from the sale of convertible notes and issued 166,415 warrants to purchase common shares, which warrants have the same terms as those issued in the private placement but also includes a cashless exercise feature.

April 2004 Private Placement

On April 13, 2004, we sold to nine accredited investors an aggregate of 2,219,611 shares of our common stock, Series A share purchase warrants to acquire an additional 554,903 shares of our common stock and Series B share purchase warrants to acquire an additional 1,109,806 shares of our common stock for gross proceeds of $4,994,125.

The Series A share purchase warrants had an exercise price of $3.50 per share until it was reduced to $1.25 pursuant to an agreement between our company and the investors on September 6, 2005. The Series A share purchase warrants expire on April 13, 2009. The Series B share purchase warrants had an exercise price of $2.25 per share and those warrants which were not exercised expired on February 2, 2005.

In connection with this private placement, we paid a placement fee of $299,647, being equal to six percent (6%) of the aggregate gross proceeds of the private placement plus any monies we receive from the exercise of the Series A and Series B warrants. We also paid $10,000 to the investor's attorney to reimburse the investors for their legal costs.

As an inducement to the early exercise of the Series B share purchase warrants, our company temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if such warrants were exercised on or before November 5, 2004. On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of the Series B share purchase warrants for gross proceeds of $588,605. Our company paid a placement fee in cash of $35,317, being equal to 6% of the gross proceeds received from the warrant exercise, as required under the original private placement agreement to a placement agent who originally identified the investors in April 2004. The balance of the Series B share purchase warrants which were not exercised expired on February 2, 2005.

In the securities purchase agreement with each of the investors in the April 2004 private placement, we agreed to file a registration statement on or before May 13, 2004. We filed the registration statement on May 17, 2004. We are required to keep the registration statement effective for a period of two (2) years from the effective date of the registration statement.

In the event that the prospectus relating to the April 2004 private placement is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, which is deemed to be a registration default, then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 10% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon conversion of or as interest payments on the convertible notes and the exercise of the share purchase warrants. Because the selling security holders may offer all or only some portion of the 15,815,082 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

For a description of the convertible notes and share purchase warrants, see the sections below entitled "February 24, 2006 Private Placement of Convertible Notes and Warrants" and "August 29, 2005 Private Placement of Convertible Notes and Warrants".

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of March 1, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us within the past three years. Other than as set forth herein, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Security holder and Position, Office or Material Relationship with Bulldog Technologies	Common Shares owned by the Selling Security holder (2)	Number of Shares Issuable Upon Conversion of, as principal repayments on or as interest payments on the Convertible Notes and/or Upon Exercise of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Omicron Master Trust(3)	Nil	2,477,454	2,477,454	Nil	0%
Nite Capital, LP(4)	212,264	1,442,665	1,654,929	Nil	0%
RHP Master Fund, Ltd.(5)	Nil	3,248,680	3,248,680	Nil	0%
Iroquois Master Fund Ltd.(6)	579,000	2,152,397	2,731,397	Nil	0%
Alexandra Global Master Fund Ltd. (7)	1,093,856	388,889	1,482,745	Nil	0%
Otape Investments LLC(8)	Nil	11,111	11,111	Nil	0%
AS Capital Partners, LLC(9)	Nil	22,222	22,222	Nil	0%
SRG Capital, LLC(10)	Nil	38,750	38,750	Nil	0%
Spectra Capital Management, LLC(11)	Nil	44,445	44,445	Nil	0%
Basso Private Opportunity Holding Fund Ltd. (12)	Nil	11,126	11,126	Nil	0%
Basso Multi-Strategy Holding Fund Ltd. (13)	Nil	14,749	14,749	Nil	0%
Truk Opportunity Fund, LLC(14)	Nil	12,500	12,500	Nil	0%

F. Berdon Co. LP(15)	Nil	11,111	11,111	Nil	0%
Oppenheimer & Co. Inc.(16)	77,853	97,316	97,316	Nil	0%
Andrew Kaminsky(17)	Nil	29,921	29,921	Nil	0%
Stanley Stern(17)	Nil	16,144	16,144	Nil	0%
Henry Williams(17)	Nil	12,108	12,108	Nil	0%
Kee Colen(17)	Nil	9,685	9,685	Nil	0%
Jeffrey Hagan(17)	Nil	6,860	6,860	Nil	0%
Jason Janosz(17)	Nil	6,054	6,054	Nil	0%
Chris Hagar(17)	Nil	6,054	6,054	Nil	0%
Jeffrey Cohen(17)	Nil	4,035	4,035	Nil	0%
Ed Newman(17)	Nil	4,000	4,000	Nil	0%
James Irvine(17)	Nil	4,000	4,000	Nil	0%
Robert Powers(17)	Nil	4,000	4,000	Nil	0%
George Billington(17)	Nil	3,000	3,000	Nil	0%
Zubin Mory(17)	Nil	2,825	2,825	Nil	0%
Ranan Lackman(17)	Nil	1,210	1,210	Nil	0%
Stuart Barish(17)	Nil	808	808	Nil	0%
RAQ, LLC(18)	Nil	561,000	561,000	Nil	0%
Otto W. Hoernig III(19)	Nil	935,000	935,000	Nil	0%
Alpha Capital AG(20)	Nil	935,000	935,000	Nil	0%
Enable Growth Partners LLP(21)	Nil	682,550	682,550	Nil	0%
Enable Opportunity Partners LLP(22)	Nil	112,200	112,200	Nil	0%
Pierce Diversified Strategy Master Fund LLC(23)	Nil	140,250	140,250	Nil	0%

*	Less than 1% of the issued and outstanding shares of our company as of March 1, 2006.
(1)	Assumes all of the shares of common stock offered are sold. There were 24,655,288 common shares issued and outstanding on March 1, 2006.
(2)

The number of shares of common stock listed as beneficially owned by such selling security holder represents the number of shares of common stock currently owned and potentially issuable to such selling security holder. For these purposes, any contractual or other restriction on the number of securities the selling security holder may own at any point have been disregarded.

(3)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 250,000 shares of common stock (500,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $250,000, due August 24, 2007; (ii) 150% of the 40,000 shares of common stock (60,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 561,321 shares of common stock (841,982 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

August 29, 2005 Private Placement: (i) 125% of the 471,698 shares of common stock (589,623 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $500,000, due August 29, 2010; (ii) 125% of the 200,000 shares of common stock (250,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of 188,679 shares of common stock (235,849 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.15 per share.

Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester many be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of September 15, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(4)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 250,000 shares of common stock (500,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $250,000, due August 24, 2007; (ii) 150% of the 40,000 shares of common stock (60,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 405,660 shares of common stock (608,490 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

August 29, 2005 Private Placement: (i) 125% of the 25,000 shares of common stock (31,250 shares of common stock) potentially issuable upon conversion of a convertible note, balance of principal amount of $25,000, due August 29, 2010; (ii) 125% of the 100,000 shares of common stock (125,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 94,340 shares of common stock (117,925 shares of common stock)

potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.15 per share.

Keith Goodman, a Manager of the General Partner of Nite Capital, LP, exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants.

(5)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 250,000 shares of common stock (500,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $250,000, due August 24, 2007; (ii) 150% of the 40,000 shares of common stock (60,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 716,981 shares of common stock (1,075,472 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

August 29, 2005 Private Placement: The number of shares of common stock listed as beneficially owned by such selling security holder includes: (i) 125% of the 707,547 shares of common stock (884,434 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $750,000, due August 29, 2010; (ii) 125% of the 300,000 shares of common stock (375,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 283,019 shares of common stock (353,774 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.15 per share.

RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of our common stock owned by the RHP Master Fund.

(6)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 350,000 shares of common stock (700,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $350,000, due August 24, 2007; (ii) 150% of the 56,000 shares of common stock (84,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 723,585 shares of common stock (1,085,378 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

August 29, 2005 Private Placement: The number of shares of common stock listed as beneficially owned by such selling security holder includes 125% of the 226,415 shares of common stock (283,019 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.15 per share.

Josh Silverman has investment and voting control over the shares of common stock which may be acquired on conversion of or as interest payments on the convertible notes or on exercise of the share purchase warrants. Mr. Silverman disclaims beneficial ownership of such securities.

(7)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 388,889 shares of common stock potentially issuable upon the exercise of share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Alexandra Investment Management, LLC, a Delaware limited liability company, serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company. By reason of such relationship, Alexandra Investment Management, LLC may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexander Global Master Fund Ltd. Alexandra Investment Management, LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC. By reason of such relationships, Mr. Filimonov and Mr. Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexander Global Master Fund Ltd.. Mr. Filimonov and Mr. Sogoloff disclaim beneficial ownership of such shares of common stock.

(8)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,111 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Ira M. Leventhal, a U.S. citizen is deemed to have dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants. Mr. Leventhal disclaims beneficial ownership.

(9)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 22,222 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Michael Coughlan exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(10)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 38,750 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Edwin Mecabe and Tai May Lee, jointly, exercise dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants. Edwin Mecabe and Tai May Lee disclaim beneficial ownership of these securities."

(11)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 44,445 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Ian Esrepan exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(12)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,126 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Basso Capital Management, L.P. is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(13)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 14,749 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(14)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(15)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,111 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Frederick Berdon exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(16)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 125% of the shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until August 29, 2010, at an exercise price of $1.25 per share. Albert G. Lowenthal exercises dispositive and voting powers with respect to the shares of common stock currently owned by Oppenheimer & Co. Inc., if any, and which may be acquired on exercise of the share purchase warrants.

(17)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 125% of the shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until August 29, 2010, at an exercise price of $1.25 per share.

(18)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 150,000 shares of common stock (300,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $150,000, due August 24, 2007; (ii) 150% of the 24,000 shares of common stock (36,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 150,000 shares of common stock (225,000 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

Lindsay A. Rosenwald, M.D. is the managing member of RAQ, LLC and exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants. Dr. Rosenwald is also Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc., an NASD member broker dealer.

(19)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 250,000 shares of common stock (500,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $250,000, due August 24, 2007; (ii) 150% of the 40,000 shares of common stock (60,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 250,000 shares of common stock (375,000 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

Otto W. Hoernig III exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants.

(20)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 250,000 shares of common stock (500,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $250,000, due August 24, 2007; (ii) 150% of the 40,000 shares of common stock (60,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 250,000 shares of common stock (375,000 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

Konrad Ackerman and Rainier Posch of Alpha Capital AG exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants.

(21)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 182,500 shares of common stock (365,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $182,500, due August 24, 2007; (ii) 150% of the 29,200 shares of common stock (43,800 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 182,500 shares of common stock (273,750 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

Mitch Levine, Managing Partner, of Enable Growth Partners LLP, exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants.

(22)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 30,000 shares of common stock (60,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $30,000, due August 24, 2007; (ii) 150% of the 4,800 shares of common stock (7,200 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 30,000 shares of common stock (45,000 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

Mitch Levine, Managing Partner, of Enable Opportunity Partners LLP exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants.

(23)	The number of shares of common stock listed as beneficially owned by such selling security holder includes:

February 24, 2006 Private Placement: (i) 200% of the 37,500 shares of common stock (75,000 shares of common stock) potentially issuable upon conversion of or as principal repayments on a convertible note, principal amount of $37,500, due August 24, 2007; (ii) 150% of the 6,000 shares of common stock (9,000 shares of common stock) potentially issuable as interest on the convertible note assuming an interest rate of 8% and a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of 30,000 shares of common stock (56,250 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $1.15 per share.

Mitch Levine, Managing Partner, of Pierce Diversified Strategy Master Fund LLC exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of, as principal repayments upon or as interest payments on the convertible note and on exercise of the share purchase warrants.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

In the securities purchase agreement with the each of the investors in the February 24, 2006 private placement, we agreed to file this registration statement on or before March 29, 2006. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by May 29, 2006 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by June 28, 2006. We will be required to keep the registration statement effective for a period of two (2) years from the date it becomes effective.

In the event that:

- we fail to file this registration statement by March 29, 2006;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 10 trading days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by May 29, 2006 or June 28, 2006, as applicable; or

- this prospectus is unavailable for more than 10 consecutive days;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the first 30 days after the date of default (on a pro-rated basis if less than 30 days) and 1% of the aggregate purchase price paid by each holder for every 30 day period thereafter (on a pro-rated basis if less than 30 days). The amount we may have to pay as liquidated damages is limited to 24% of the aggregate purchase price of $2,000,000.

As part of the consideration for the issuance of the notes on February 24, 2006, we agreed to reduce the conversion of the notes issued on August 29, 2005 from $1.06 to $1.00 and reduce the exercise price of the warrants issued to four accredited investors on August 29, 2005 from $1.25 to $1.15. In addition, we agreed to amend the adjustment provisions of the notes and warrants issued in the August 29, 2005 private placement such that such adjustment provisions were replaced with the provisions contained in the notes and warrants issued on February 24, 2006. In addition, we agreed to issue additional warrants to purchase an aggregate of 1,307,547 of our common stock to the four accredited investors who participated in the private placement on August 29, 2005.

In the note agreement with the each of the investors in the August 29, 2005 private placement, we agreed to file a registration statement on or before October 2, 2005. We filed the registration statement on September 30, 2005. After filing the registration statement, we were required to use our best efforts to cause this registration statement to become effective by December 1, 2005 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by December 31, 2005. The registration statement was declared effective on October 17, 2005. We will be required to keep the registration statement effective for a period of two (2) years from the date it became effective.

In the event that the prospectus is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, then our company will pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 1% of the aggregate purchase price paid by each holder for the notes for every 30 day period thereafter.

In the securities purchase agreement with each of the investors in the April, 2004 private placement, we agreed to file a registration statement on or before May 13, 2004. We filed the registration statement on May 17, 2004. We are required to keep the registration statement effective for a period of two (2) years from the effective date of the registration statement. In the event that the prospectus relating to the April 2004 private placement is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, which is deemed to be a registration default, then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 10% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

FEBRUARY 24, 2006 PRIVATE PLACEMENT OF

CONVERTIBLE NOTES AND WARRANTS

The convertible notes and the share purchase warrants were issued in connection with a private placement where we sold an aggregate value of $2.0 million in convertible notes to ten accredited investors. The convertible notes mature on August 24, 2007.

Interest, Maturity And Prepayment

The convertible notes bear interest on the outstanding principal amount until the convertible notes are paid in full at an annual rate of the greater of six percent (6%) or LIBOR plus 300 basis points. Pursuant to the terms of the note agreement, the notes are convertible into shares of our common stock. The principal of $2,000,000 is to be repaid in 14 monthly installments commencing on June 24, 2006. These repayments may be payable in cash or in shares of common stock at the market price (as defined in the note). Interest accrues on the unpaid balance of the principal amount of each note, is payable on a quarterly basis commencing on March 31, 2006 and may be payable in cash or in shares of common stock at the market price (as defined in the note). Market price is defined in the note to equal 90% of the volume weighted average trading price per share for the 20 day period immediately prior to the date the principal repayment or the interest payment is due. The company may not make a principal repayment or interest payment in shares of common stock unless the closing price on the day the principal repayment or interest is due, as the case may be, is greater than the volume weighted average trading price for the 20 trading days preceding such principal repayment or interest payment date.

All principal and interest on the convertible notes shall be due on August 24, 2007.

We may prepay the convertible notes at any time by providing thirty (30) days written notice prior to such prepayment date by paying 115% of the principal amount plus accrued but unpaid, interest and any other amounts owing under the notes.

Conversion Provisions, Conversion Price and Adjustments

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible notes, all or any portion of the principal amount of the convertible notes into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion.

The conversion price shall be equal to a fixed conversion price of $1.00, subject to adjustment.

The fixed conversion price of $1.00 will be adjusted on the occurrence of any one of the following events:

- we declare a dividend payable in, or other distribution of, additional shares of our common stock;

- we subdivide or reverse split our outstanding shares of common stock;

- we make a distribution of securities (other than shares of our common stock); or

- if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable other than pursuant to (i) options, warrants or other convertible securities that are outstanding on the date hereof; (ii) shares or options issued to employees, officers, directors, advisors or consultants pursuant to stock option plans or other employee benefit or incentive plans adopted by the company; or (iii) any issuance of securities issued in connection with bona fide joint venture or development agreements or strategic partnerships or similar agreements approved by our board of directors, the primary purpose of which is not to raise equity capital.

If any one of these events happens, then the fixed conversion price will generally be adjusted to equal the lower effective price at which such securities were issued.

Negative Covenants

As part of the issuance of the convertible notes and share purchase warrants, we agreed not to:

- take or permit any action, or cause or permit any subsidiary to take or permit any action, that impairs or adversely affects the rights of the holders of the notes;

- incur any indebtedness, liability or obligation that is senior to or pari passu with the notes in right of payment, whether with respect to principal, interest or upon liquidation or dissolution or otherwise, except that we may, in the ordinary course of business, incur indebtedness secured by purchase money security interests, indebtedness under capital lease obligations and indebtedness from a commercial lender for the purpose of financing receivables or inventory in an amount not to exceed $100,000 in the aggregate at any time;

- directly or indirectly redeem purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition; or

- issue any security which price or number floats or resets or otherwise varies or is subject to adjustment based upon the market price of our common stock.

In addition, we agreed not to, without the prior written consent of the holders of not less than fifty percent (50%) of the aggregate principal amount of convertible notes then outstanding:

- change the nature of our business to any business which is fundamentally distinct and separate from the business currently conducted by us;

- purchase, redeem or make any other distribution with respect to any shares of capital stock or any other securities that are convertible into or exercisable for such stock except for repurchases of common stock from non-officer employees upon termination of employment; or

- take any other actions similar to the foregoing in effect.

Events of Default

We will be considered in default of the convertible notes if any of the following events, among others, occurs:

- we fail to pay any amount due under any of the convertible notes immediately;

- we fail to comply with any of the other agreements contained in the convertible notes or other related agreements after we are given twenty (20) days notice of such non-compliance;

- any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of our company in connection with the convertible note is false, incorrect, incomplete or misleading in any material respect;

- we (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian over our company or our assets; (ii) are unable to pay our debts as they mature; (iii) make a general assignment for the benefit of our creditors; (iv) are dissolved or liquidated in whole or in part; or (v) we or someone else commences a bankruptcy, insolvency or reorganization proceeding;

- we breach any of our obligations under any other bond, debenture, note or other evidence of indebtedness involving an amount exceeding $500,000;

- our common stock is not listed or quoted on a trading market for five or more trading days;

- we fail to deliver a share certificate within five trading days after delivery of such certificate is required;

- we fail to have a sufficient number of authorized but unissued and unreserved shares available to issue upon conversion of the notes;

- we effect or publicly announce our intentions to effect any exchange recapitalization or other transaction that effectively rewards or requires physical delivery of share certificates; or

- the effectiveness of the registration statement required to be filed in connection with the notes issued on February 24, 2006 lapses for five or more trading days.

If an event of default occurs, the holders of a convertible note can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible note.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible notes in cash (including any interest on such amounts and any applicable late fees under the convertible notes), the holders of the notes may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible notes, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible notes, or to enforce the payment of the outstanding convertible notes or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

As security for the payment and satisfaction of all of our obligations under the notes issued on February 24, 2006, we and our subsidiaries granted a continuing first priority security interest in and to all of our and our subsidiaries’ assets (which we now own or which we acquire in the future) to the holders of the notes. The assets included all cash and investment accounts, accounts receivable, contracts, notes, bills, inventory, machinery, equipment, supplies, furniture, furnishings, fixtures, corporate or business records, inventions, designs, patents, patent applications, trademarks, trademark registrations and applications, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and tax refund claims.

As security for the payment and satisfaction of all of our obligations under the notes issued on February 24, 2006, we also pledged and collaterally assigned to the holders a first priority security interest in the shares of our subsidiaries and in any and all cash, securities, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of such shares.

If we default on the notes, the holders of the notes have the following rights:

- all of the rights and remedies of a secured party under the British Columbia Personal Property Security Act and such additional rights and remedies to which a secured party is entitled under the laws in any jurisdiction;

- to request that we assemble all of our assets for the secured parties;

- the right to make any reasonable compromise or settlement deemed desirable with respect to any of our assets and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of any of the assets;

- the right to demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of our assets;

- upon giving twenty (20) business days prior written notice to us, to sell, lease, assign or otherwise dispose of all or any of our assets at a public or private sale; and

- the right to exercise all voting, consensual and other powers of ownership in connection with the shares of our subsidiaries.

Share Purchase Warrants

In connection with the sale of our convertible notes, we also sold an aggregate of 3,307,547 share purchase warrants to the initial purchasers of the convertible notes. The warrants entitle the holders and the placement agent to purchase an aggregate of 3,307,547 shares of our common stock at $1.15 per share, subject to adjustment, and are exercisable at any time until February 24, 2011.

The exercise price of the warrants will be adjusted on the occurrence of any one of the following events:

- we declare a dividend payable in, or other distribution of, additional shares of our common stock;

- we subdivide or reverse split our outstanding shares of common stock;

- we make a distribution of securities (other than shares of our common stock);

- if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable other than pursuant to (i) options, warrants or other convertible securities that are outstanding on the date hereof; (ii) shares or options issued to employees, officers, directors, advisors or consultants pursuant to stock option plans or other employee benefit or incentive plans adopted by the company; or (iii) any issuance of securities issued in connection with bona fide joint venture or development agreements or strategic partnerships or similar agreements approved by our board of directors, the primary purpose of which is not to raise equity capital.

If any one of these events happens, then the exercise price will generally be adjusted to equal the lower effective price at which such securities were issued.

Consequences of Adjustments in the Conversion Price of the Convertible Notes or Exercise Price of the Share Purchase Warrants

Any adjustments to the fixed conversion price which reduces the conversion price of the convertible notes and the exercise price of the share purchase warrants will result in the holders of the convertible notes receiving more shares upon conversion of the convertible notes and exercise of the share purchase warrants. If the holders of the convertible notes and the share purchase warrants are entitled to receive a greater number of shares of our common stock due to adjustments to the conversion price, then:

- the other holders of common stock will experience substantial and increasing dilution;

- to the extent the holders of the convertible notes convert the convertible notes, exercise the share purchase warrants and sell their shares of common stock, the price of our common stock may decrease and continue to decrease as these additional shares are sold in the market; and

- the issuance of the shares and any decrease in the market price may make it more difficult for us to raise capital or sell equity securities in the future.

Any adjustment which reduces the conversion price of the convertible notes or the exercise price of the share purchase warrants may also result in a decrease in the market price of our common stock.

AUGUST 29, 2005 PRIVATE PLACEMENT OF

CONVERTIBLE NOTES AND WARRANTS

The convertible notes and the share purchase warrants were issued in connection with a private placement where we sold an aggregate value of $2.1 million in convertible notes to four accredited investors. The convertible notes mature on August 29, 2010.

As part of the consideration for the issuance of the notes on February 24, 2006, we agreed to reduce the conversion of the notes issued on August 29, 2005 from $1.06 to $1.00 and reduce the exercise price of 792,453 warrants issued on August 29, 2005 from $1.25 to $1.15. In addition, we agreed to amend the adjustment provisions of the notes and warrants issued in the August 29, 2005 private placement such that such adjustment provisions were replaced with the provisions contained in the notes and warrants issued on February 24, 2006. In addition, we agreed to issue additional warrants to purchase an aggregate of 1,307,547 of our common stock to the four accredited investors who participated in the private placement on August 29, 2005.

Interest, Maturity And Prepayment

The convertible notes bear interest on the outstanding principal amount until the convertible notes are paid in full at an annual rate of six percent (6%). Interest on the convertible notes is payable quarterly in cash or in shares of our common stock, with the number of shares to be determined by dividing the interest payable by the then current market price which is defined to be equal to the closing sale price of our company's common stock (or if no closing sale prices are reported, the average of the closing bid and ask prices) for the 20 day period immediately prior to the date the interest payment is due.

All principal and interest on the convertible notes shall be due on August 29, 2010.

We may prepay the convertible notes at any time after the date which is thirty (30) days after this registration statement is declared effective as follows: (i) 120% of the principal amount plus accrued interest until August 29, 2006; (ii) 115% of the principal amount plus accrued interest from August 29, 2006 until August 29, 2007; (iii) 110% of the principal amount plus accrued interest from August 29, 2007 until August 29, 2008; (iv) 105% of the principal amount plus accrued interest from August 29, 2008 until August 29, 2009; and (v) 100% of the principal amount plus accrued interest thereafter until maturity.

Conversion Provisions, Conversion Price and Adjustments

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible notes, all or any portion of the principal amount of the convertible notes into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion. The holders are required to convert a minimum of $100,000 of principal for any conversion.

In connection with the February 24, 2006 private placement, we agreed to reduce the conversion price of the notes issued on August 29, 2005 from $1.06 to $1.00 and amend the adjustment provisions such that these provisions were replaced with the provisions contained in the notes issued on February 24, 2006.

The conversion price shall be equal to a fixed conversion price of $1.00, subject to adjustment.

The fixed conversion price of $1.00 will be adjusted on the occurrence of any one of the following events:

- we declare a dividend payable in, or other distribution of, additional shares of our common stock;

- we subdivide or reverse split our outstanding shares of common stock;

- we make a distribution of securities (other than shares of our common stock); or

- if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable other than pursuant to (i) options, warrants or other convertible securities that are outstanding on the date hereof; (ii) shares or options issued to employees, officers, directors, advisors or consultants pursuant to stock option plans or other employee benefit or incentive plans adopted by the company; or (iii) any issuance of securities issued in connection with bona fide joint venture or development agreements or strategic partnerships or similar agreements approved by our board of directors, the primary purpose of which is not to raise equity capital.

If any one of these events happens, then the fixed conversion price will generally be adjusted to equal the lower effective price at which such securities were issued.

Negative Covenants

As part of the issuance of the convertible notes and share purchase warrants, we agreed to for a period of thirty (30) days after the effectiveness of this registration statement not to authorize or issue any shares of our common stock. In addition, for so long as at least fifty percent (50%) in aggregate principal amount of the convertible notes is outstanding, we agreed not to, without the prior written consent of the holders of not less than fifty percent (50%) of the aggregate principal amount of convertible notes then outstanding:

- amend our Certificate of Incorporation to adversely affect the rights of the holders of the convertible notes or to authorize any other class or series of stock in addition to common stock and the preferred stock currently authorized or to increase the number of authorized shares of common stock or preferred stock, unless required to comply with the convertible notes or share purchase warrants;

- amend the convertible notes;

- declare or pay any dividends or make any distributions on any of our securities (other than the convertible notes);

- redeem, purchase or otherwise acquire any of our securities ranking junior or pari passu with the convertible notes except for repurchases of common stock from employees or consultants upon termination of employment or contractual arrangements;

- authorize of issue any equity securities having rights or preferences senior to or pari passu with the convertible notes with respect to voting, dividends or distributions, conversion, redemption or liquidation;

- merge with or into or consolidate with any other corporation, or sell, lease, or otherwise dispose of all or substantially all of its properties or assets except in a sale resulting in consideration to our securityholders with a value of at least $4 per share;

- sell, license, or otherwise dispose of all or substantially all of our intellectual property assets;

- voluntarily dissolve, liquidate, or otherwise cease our operations;

- materially change the nature of our business;

- incur any indebtedness in excess of $5,000,000 in the aggregate at any one time outstanding or guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of our company or any subsidiary arising in the ordinary course of business;

- create, incur, assume or suffer to exist any material mortgage, pledge, security interest, assignment, lien (statutory or other), claim, encumbrance, license or sublicense or security interest in or upon any of the assets of our company, except for liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable and liens related to permitted indebtedness;

- enter into any agreement that would limit our company's ability to perform its obligations in respect of the convertible notes or shares issuable on conversion of the convertible notes;

- create, or permit any subsidiary to own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by our company; or

- take any other actions similar to the foregoing in effect.

Events of Default

We will be considered in default of the convertible notes if any of the following events, among others, occurs:

- we fail to pay any amount due under a convertible note within fifteen (15) days of any notice sent to us by the holder of the convertible note that we are in default of our obligation to pay;

- we fail to comply with any of the other agreements contained in the convertible note after we are given ten (10) days written notice of such non-compliance;

- any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of our company in connection with the convertible note is false, incorrect, incomplete or misleading in any material respect;

- we (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian over our company or our assets; (ii) are unable to pay our debts as they mature; (iii) make a general assignment for the benefit of our creditors; (iv) are dissolved or liquidated in whole or in part; or (v) or someone else commences a bankruptcy, insolvency or reorganization proceeding;

- we breach any of our obligations under any other bond, debenture, note or other evidence of indebtedness involving an amount exceeding $1,000,000; or

- one or more judgments for the payment of money in an amount in excess of $1,500,000 and rendered against our company, which judgments shall remain undischarged for a period of thirty (30) days.

If an event of default occurs, the holders of a convertible note can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible note.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible notes in cash (including any interest on such amounts and any applicable late fees under the convertible notes), the holders of the notes may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible notes, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible notes, or to enforce the payment of the outstanding convertible notes or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Share Purchase Warrants

In connection with the sale of our convertible notes, we also sold an aggregate of 792,453 share purchase warrants to the initial purchasers of the convertible notes. We also issued 166,415 warrants to a placement agent on the same terms. The warrants entitle the holders and the placement agent to purchase an aggregate of 958,868 shares of our common stock at $1.25 per share, subject to adjustment, and are exercisable at any time until August 29, 2010.

In connection with the February 24, 2006 private placement, we agreed to reduce the exercise price of 792,453 warrants issued on August 29, 2005 from $1.25 to $1.15 and amend the adjustment provisions such that these provisions were replaced with the provisions contained in the warrants issued on February 24, 2006.

The exercise price of the warrants will be adjusted on the occurrence of any one of the following events:

- we declare a dividend payable in, or other distribution of, additional shares of our common stock;

- we subdivide or reverse split our outstanding shares of common stock;

- we make a distribution of securities (other than shares of our common stock);

- if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable other than pursuant to (i) options, warrants or other convertible securities that are outstanding on the date hereof; (ii) shares or options issued to employees, officers, directors, advisors or consultants pursuant to stock option plans or other employee benefit or incentive plans adopted by the company; or (iii) any issuance of securities issued in connection with bona fide joint venture or development agreements or strategic partnerships or similar agreements approved by our board of directors, the primary purpose of which is not to raise equity capital.

If any one of these events happens, then the exercise price will generally be adjusted to equal the lower effective price at which such securities were issued.

Consequences of Adjustments in the Conversion Price of the Convertible Notes or Exercise Price of the Share Purchase Warrants

Any adjustments to the fixed conversion price which reduces the conversion price of the convertible notes and the exercise price of the share purchase warrants will result in the holders of the convertible notes receiving more shares upon conversion of the convertible notes and exercise of the share purchase warrants. If the holders of the convertible notes and the share purchase warrants are entitled to receive a greater number of shares of our common stock due to adjustments to the conversion price, then:

- the other holders of common stock will experience substantial and increasing dilution;

- to the extent the holders of the convertible notes convert the convertible notes, exercise the share purchase warrants and sell their shares of common stock, the price of our common stock may decrease and continue to decrease as these additional shares are sold in the market; and

- the issuance of the shares and any decrease in the market price may make it more difficult for us to raise capital or sell equity securities in the future.

Any adjustment which reduces the conversion price of the convertible notes or the exercise price of the share purchase warrants may also result in a decrease in the market price of our common stock.

APRIL 2004 PRIVATE PLACEMENT OF SHARES AND WARRANTS

On April 13, 2004, we sold to nine accredited investors an aggregate of 2,219,611 shares of our common stock, Series A share purchase warrants to acquire an additional 554,903 shares of our common stock and Series B share purchase warrants to acquire an additional 1,109,806 shares of our common stock for gross proceeds of $4,994,125.

The Series A share purchase warrants had an exercise price of $3.50 per share until it was reduced to $1.25 pursuant to an agreement between our company and the investors on September 6, 2005. The Series A share purchase warrants expire on April 13, 2009. The Series B share purchase warrants had an exercise price of $2.25 per share and those warrants which were not exercised expired on February 2, 2005.

In connection with this private placement, we paid a placement fee of $299,647, being equal to six percent (6%) of the aggregate gross proceeds of the private placement plus any monies we receive from the exercise of the Series A and Series B warrants. We also paid $10,000 to the investor's attorney to reimburse the investors for their legal costs.

As an inducement to the early exercise of the Series B share purchase warrants, our company temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if such warrants were exercised on or before November 5, 2004. On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of the Series B share purchase warrants for gross proceeds of $588,605. Our company paid a placement fee in cash of $35,317, being equal to 6% of the gross proceeds received from the warrant exercise, as required under the original private placement agreement to a placement agent who originally identified the investors in April 2004. The balance of the Series B share purchase warrants which were not exercised expired on February 2, 2005.

In the securities purchase agreement with each of the investors in the April 2004 private placement, we agreed to file a registration statement on or before May 13, 2004. We filed the registration statement on May 17, 2004. We are required to keep the registration statement effective for a period of two (2) years from the effective date of the registration statement.

In the event that the prospectus relating to the April 2004 private placement is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, which is deemed to be a registration default, then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 10% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

- block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resales by the broker or dealer for its account pursuant to this prospectus;

- an exchange distribution in accordance with the rules of the applicable exchange;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;

- privately negotiated transactions;

- market sales (both long and short to the extent permitted under the federal securities laws);

- at the market to or through market makers or into an existing market for the shares;

- through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

- a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to include the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5, and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On June 21, 2001, Reliability Engineering Associates Limited commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S013516) against Bulldog Technologies (BC) Inc. claiming CDN$85,600 (approximately $75,300)(for a design fee of CDN$80,000 (approximately $70,400) plus goods and services tax), CDN$12,198 (approximately $10,700) (on account of delay costs), general damages, special damages, court ordered interest and costs for services performed pursuant to a written agreement dated for reference October 30, 2000. On October 17, 2001, Bulldog Technologies (BC) filed a Statement of Defence and Counterclaim. Bulldog Technologies (BC)'s defence alleges that the services were not performed or were performed negligently or inadequately and as a result no monies are owing to Reliability. We believe that there is no substantive merit to the claims made by Reliability and we intend to vigorously defend the action. Bulldog Technologies (BC)'s counterclaim alleges that since Reliability did not provide the services contracted for, it should return 200,000 shares that we issued to Reliability in advance towards payment. Accordingly, we are seeking an order that Reliability return 200,000 shares of our common stock or, alternatively, that the shares be cancelled; in the alternative, damages for breach of contract; costs and court ordered interest.

On February 8, 2005, Reliability commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S050718) against our company claiming damages for conversion and punitive damages for failing to deliver the shares that form the subject matter of the lawsuit filed in the Supreme Court of British Columbia under Vancouver Registry No. S013516. We believe that there is no substantive merit to the claims made by Reliability and intend to vigorously defend the action.

We commenced an action in the Supreme Court of British Columbia (Vancouver Registry No. S042363) against Reidar Ostensen and Stargate Industries Ltd. We claim: (i) damages arising from the breach of an agreement made in or about February 2000 between Bulldog Technologies (Nevada) Inc. and Reidar Ostensen, whereby Reidar Ostensen promised, among other things, to provide certain services to Bulldog Technologies (Nevada), including but not limited to serving as an officer and director of Bulldog Technologies (Nevada), in exchange for receiving 150,000 shares of common stock of Bulldog Technologies (Nevada); (ii) conversion of certain property belonging to Bulldog Technologies (Nevada) by Reidar Ostensen to his own use; and (iii) defamation. A Statement of Defence and Counterclaim was filed on July 23, 2004. The Statement of Defence alleges that the defendants were entitled to the shares, along with other shares issued by Bulldog Technologies (Nevada) to Reidar Ostensen in the name of Roseg Management Ltd., and that representations were made by Bulldog Technologies (Nevada) that the defendants would be entitled to an exchange of their shares of Bulldog Technologies (Nevada) for shares of our company upon completion of the merger between Bulldog Technologies (Nevada) and our company and that the defendants consented to the merger in reliance of that representation. The Counterclaim of the defendants alleges that our company is in breach of the merger agreement and has caused loss and damage to the defendants. We filed a Statement of Defence to the Counterclaim on August 25, 2004. We believe that there is no substantive merit to the claims made by the defendants and we intend to vigorously defend the action.

In early May 2004, Ronald G. Cranfield put our company on notice that he is contemplating measures to enforce an oral agreement that he claims he has entered into with us. On October 25, 2005, Mr. Cranfield commenced an action against Bulldog Technologies (BC) Inc. and its president, John Cockburn, in the Supreme Court of British

Columbia, New Westminster Registry File Number S95050. Mr. Cranfield alleges breach of a written contract dated June 11, 2001, as amended, and is seeking, among other things, issuance to himself of 82,000 shares in the capital stock of our company and grant to his company, R.G.C. & Associates Travel Ltd., of exclusive distribution rights of our company’s products in Japan and Korea. On February 1, 2006, a Consent Dismissal Order was granted dismissing the action against John Cockburn, as a prior agreement between the parties bars an action against Mr. Cockburn. On January 17, 2006, we filed a Statement of Defence and Counterclaim. In our counterclaim, we are seeking damages for breach of contract by Mr. Cranfield for failing to provide fundraising services to our company. We believe that there is no substantive merit to the claims made by Mr. Cranfield and intend to vigorously defend the action. A trial of the action is currently scheduled for May 10 and 11, 2006.

On December 20, 2004, 635002 B.C. Ltd. commenced an action against our company in the Provincial Court of British Columbia (Small Claims Court), Richmond Registry File Number 204-18983. 635002 B.C. alleges breach of contract in connection with a Display Rental Agreement dated May 19, 2000 between Sign-O-Lite, Division of 32262 B.C. Ltd. and our company, which agreement was assigned by Sign-O-Lite to 635002 B.C. 635002 B.C. is suing for a total debt of $1,443. We filed a Reply to the Notice of Claim on January 4, 2005, as we believe that there is no substantive merit to the claim made by 635002 B.C. We intend to vigorously defend the action. A trial of the action has been scheduled for March 28, 2006.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Cockburn	President, Chief Executive Officer, Secretary and Director	63	November 7, 2003
Brett Millar	Director	44	December 1, 2004
Steven Flores	Director	55	December 22, 2004
Scott Smith	Director	47	November 30, 2005
Matthew Swee Kong Yoon	Chief Financial Officer and Treasurer	49	May 1, 2004
Heetor Robin Wald	Chief Technical Officer	30	September 1, 2003
Denis Beaudoin	Director of Engineering	48	October 1, 2004

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he was employed.

John Cockburn, President, Chief Executive Officer, Secretary and Director

On November 7, 2003, John Cockburn was appointed as a director and officer of our company, assuming the positions of president, treasurer and secretary. Mr. Cockburn resigned as treasurer on May 21, 2004. Prior to becoming a director of our company, Mr. Cockburn was the president, chief executive officer and director of Bulldog Technologies (Nevada) since January 2000 and Bulldog Technologies (BC) since September 1998. Mr. Cockburn has held a variety of positions over the past forty years, primarily in the engineering and security fields. His experience includes management, estimating, design, sales and marketing and installations. Since his immigration to Canada in 1975, Mr. Cockburn has been involved in the design of lighting systems, hydro systems and closed circuit television (CCTV) systems, and various types of custom security systems. From May 1976 to September 1982, he held the position of General Manager at Northern Pacific Security Systems, Nor Pac Electric and Nor Pac Lighting in Vancouver, Canada. Mr. Cockburn went on to develop and operate London Alarms Ltd., installing high quality security systems for seven years from October 1982 to September 1990. With a diploma in electrical engineering, Mr. Cockburn designed and built the original container security system, the predecessor of the BOSS Online Security Systems.

Brett Millar, Director

Brett Millar was appointed as a director of our company on December 1, 2004. Since 2004, Mr. Millar has been employed by Cisco Systems, Inc. as Senior Manager, Brand Protection - Americas. From 1989 to 2002, Mr. Millar was a former Supervisory Special Agent with the Federal Bureau of Investigation (FBI). During his 13 years with the FBI, he specialized in major theft, black marketing and supply chain investigations through the United States. Mr. Millar has received numerous government and industry awards for his investigative efforts. After leaving the FBI, from 2002 to 2004 Mr. Millar was president and chief executive officer of his own consulting firm, Brett Millar International and devoted significant time and effort to the development of advanced tracking systems and supply chain security. Mr. Millar has lectured and instructed before the National Cargo Security Council, the American Trucking Association, the Food Marketing Institute, the International Mass Retailers Association, the Technology Asset Protection Association, and various other industry groups. Mr. Millar is a member of the National Cargo Security Council and the Association of Certified Fraud Examiners. Mr. Millar is a former infantry captain with the United States Army and is a graduate of California Polytechnic State University in San Louis Obispo California.

Steven Flores, Director

Steven Flores was appointed as a director of our company on December 22, 2004. Mr. Flores has over thirty-five years of accounting experience as an accountant with organizations including Price-Waterhouse-Coopers, Xerox Corporation, and an independent registered public accounting firm in California specializing in manufacturing, asset management, audit, tax planning and compliance, and non-profit consulting. In addition, Mr. Flores has been a faculty member of California State Polytechnic University at Pomona (retired emeritus), University of La Verne, and Rio Hondo Community College. Mr. Flores has also participated in numerous non-profit community service organizations serving both as an active member and a member of the board of directors. Mr. Flores has both graduate and undergraduate degrees in accounting, finance, and marketing. Mr. Flores is currently a member of American Institute of Certified Public Accountants, California Society of Certified Public Accountants, and Association of Latino Professionals in Finance and Accounting.

Scott Smith, Director

Scott Smith was appointed as a director of our company on November 30, 2005. Mr. Smith is president and co-owner of Alpha Cargo Technology, LLC, an innovative security seal manufacturer and distributor known for patented tamper-proof cargo seal designs. Mr. Smith has twenty years of professional experience in the import/export, sales and marketing of consumer, industrial and security products. Before Alpha Cargo Technology, he was Executive Vice President of TydenBrammall, a top cargo seal producer. His credentials and extensive participation in trade organizations have led to his current position as Chairman of the International Cargo Security Council (ICSC), a leading 1,200-member cargo security association. He is a member of the International Standards Organization (ISO) container working group and part of the Department of Treasury’s Commercial Operations Advisory Committee (COAC) technology subcommittee. Recognized as an expert on cargo seals, security standards and global alliances, Mr. Smith is sought by government agencies and major firms in the security industry for special consultations. He has a Master of Business Administration from the American Graduate School of

International Management – Thunderbird and a Business Administration baccalaureate from the University of Wisconsin.

Matthew Swee Kong Yoon, Chief Financial Officer and Treasurer

Matthew Yoon was appointed as our chief financial officer and treasurer effective May 1, 2004. Mr. Yoon is a Fellow of the Association of Chartered Certified Accountants (U.K.), and holds a certificate in advanced management studies from Brunel University, (U.K.). Mr. Yoon is a member of the Certified General Accountants Association of British Columbia and Canada. From 1983 to 1985, Mr. Yoon was employed as an auditor by KPMG in Singapore. Mr. Yoon sought a transfer to KPMG in Malaysia where he worked from 1985 to 1990 as auditor and financial consultant. In 1990, Mr. Yoon joined Bumiputra Merchant Bank, a merchant bank owned by a major Malaysian bank. During his tenure there, he headed the corporate finance department that provided advisory services in the areas of initial public offerings, fund raising through private placements, rights issues, project advisory services and privatization. Mr. Yoon held the position of acting chief executive officer of Bumiputra Merchant Bank in 2000. Following the merger of Bumiputra Merchant Bank with another Malaysian merchant bank to form Alliance Merchant Bank in 2000, Mr. Yoon was appointed co-Head of the enlarged corporate finance department of the merged bank and served in that capacity from 2001 to 2002. In 2003, Mr. Yoon has acted as a consultant to a fuel cell company, and worked as a cost accountant for a manufacturing company in North Vancouver, British Columbia.

Robin Heetor Wald, Chief Technical Officer

Heetor Wald was appointed as the chief technical officer of our subsidiary effective September 1, 2003. Mr. Wald has worked in executive engineering management, software testing and design, and radio frequency system implementation for the past eight years. Mr. Wald holds a Bachelor of Science Degree (Electrical Engineering Technologies) from DeVry Institute of Technology, Phoenix, Arizona, and a Master of Business Administration degree from the University of San Diego, California. Mr. Wald worked for Qualcomm Inc. in San Diego from 1996 to 2003, in the following capacities: Senior Engineer (Software Quality Assurance) and Senior Business Development Engineer (Wireless Infrastructure). His experience includes work with wireless voice and data systems, both terrestrial and satellite based.

Denis Beudoin - Director of Engineering

Denis Beaudoin was appointed as our director of engineering effective October 1, 2004. Mr. Beaudoin has over 24 years of product development and engineering management experience with a number of large and small companies, which include Motorola (Wireless Data Group), Sierra Wireless (where he managed the development team for the first CDPD AirCard product in 1995), EXI Wireless (Director of Engineering and Manufacturing for RFID products) and Epson R&D (Director of IC Design). He graduated in 1980 from the University of Ottawa with a Bachelor of Applied Science (Electrical Engineering) and currently has his name on seven patents.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

- any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

- any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

- being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

- being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
John Cockburn 3640 River Road Richmond, BC V7C 5M5	4,912,424(2)	19.3%
Brett Millar 310 E. McCoy, Unit 7A Santa Maria, CA 93455	100,000(3)	*%
Steven Flores 1501 E. Orangethorpe Avenue Suite 100 Fullerton, CA 92831	100,000(4)	*%
Scott Smith 10421 Shelter Grove Eden Prairie, Minnesota 44347	50,004(5)	*%
Matthew Yoon 101E-3081 Glen Drive Coquitlam, BC V3B 2P8	237,486(6)	*%
Directors and Officers (as a group)	5,399,914(7)	20.9%

* Less than 1% of the issued and outstanding shares of our company as of March 1, 2006.

(1)	Based on 24,655,288 shares issued and outstanding as of March 1, 2006 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants exercisable within 60 days.
(2)

Includes 3,000,000 shares of common stock held by Rosedene Investments Limited and 5,000 shares of common stock held by the John Cockburn Family Trust, all of which are beneficially owned by John Cockburn. It also includes 145,000 shares owned by Jan Roscovich, Mr. Cockburn’s wife. Also includes 481,236 options (exercisable within 60 days) of the 825,000 options that were granted on September 2, 2004. The options vest over 36 months beginning on September 5, 2004, with a total of 22,916 options vesting each month for the first 35 months and 22,940 options vesting in month 36. Further includes: (i) 174,993 options (exercisable within 60 days) of the 300,000 options that were granted to Jan Roscovich on September 2, 2004. The options vest over 36 months beginning September 5, 2004, with a total of 8,333 options vesting each month for the first 35 months and 8,345 options vesting in month 36; and (ii) 99,999 options (exercisable within 60 days) of the 400,000 options that were granted to Jan Roscovich on December 1, 2005. The options vest with 44,444 vesting on December 1, 2005 and 355,556 options vesting over 32 months beginning on January 1, 2006 with a total of 11,111 options vesting each month for the first 31 months and 11,115 in month 32.

(3)	Includes 50,000 options with an exercise price of $2.42 per share and 50,000 options with an exercise price of $1.60 per share.
(4)	Includes 100,000 options with an exercise price of $1.60 per share.
(5)

Includes 50,004 options (exercisable within 60 days) of the 100,000 options that were granted on December 6, 2005. The options vest over 12 months beginning on December 6, 2005, with a total of 8,334 vesting each month for the first 11 months and 8,326 vesting in month 12. The options have an exercise price of $1.30 per share.

(6)

Includes 87,486 options (exercisable within 60 days) of the 150,000 options that were granted on September 2, 2004. The options vest over 36 months beginning on September 5, 2004, with a total of 4,166 options vesting each month for the first 35 months and 4,190 options vesting in month 36. Also includes 150,000 options with an exercise price of $2.20 per share.

(7)	Includes 1,268,718 options exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at March 1. 2006, we had 24,655,288 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

PENNY STOCK RULES

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The audited consolidated financial statements of our company for the fiscal years ended August 31, 2005 and 2004 included in this registration statement have been audited by BDO Dunwoody LLP, independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our principal executive office is currently located at Riverside Place, Suite 301, 11120 Horseshoe Way, Richmond, British Columbia, Canada. Our premises occupy 12,921 square feet, which we believe to be adequate for our current operations. We do not anticipate that we will require any additional premises in the foreseeable future.

The lease for 10,346 square feet of the premises is for a five year term which commenced on July 1, 2004. The basic rent under the lease during the first three years is CDN$113,806 (approximately $98,000), payable in equal monthly installments. Pursuant to the terms of the lease, our company did not pay basic rent for the first six months of the lease. The basic rent under the lease will increase to CDN$124,152 (approximately $108,000) for each of the last two years of the lease term, payable in equal monthly installments. The landlord is also entitled to an additional annual rent, payable in monthly installments, representing our proportionate share of the property’s operating expenses, such as property taxes, common area costs, parking lot maintenance, and administrative expenses. The additional annual rent during the current year is estimated at CDN$7 per square foot (approximately $6 per square foot), subject to a rebate of approximately 40%. In July 2005, our company increased the leased area by 2,575 square feet at the same rate.

We also have an office at 114 W. Magnolia Street, Bellingham, Washington. The premises is rented on an annual sublease term effective May 31, 2006 at a monthly rental of $1,000.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

We were incorporated under the laws of the State of Nevada on June 18, 2002, under the name Northward Ventures Inc. On November 12, 2003, we changed our name to Bulldog Technologies Inc. Until we entered into the acquisition with Bulldog Technologies (BC) and the merger with Bulldog Technologies (Nevada), our focus was on the exploration of a mineral claim known as the North Manchester Property, located in the Sudbury Mining Division, Province of Ontario, Canada. We did not undertake any exploration activity on the North Manchester Property and have abandoned this property.

Other than as set out herein, we have not been involved in any bankruptcy, receivership or similar proceedings, nor have we been a party to any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of our business.

Acquisition of Bulldog Technologies (BC) and Merger with Bulldog Technologies (Nevada)

On October 28, 2003, we entered into the following agreements:

- Agreement and Plan of Merger among Northward Ventures, Bulldog Technologies (Nevada), Bulldog Acquisition Corp. and John Cockburn; and

- Share Purchase Agreement among Northward Ventures, Bulldog Technologies (BC) (then known as Bulldog Technologies Inc.), John Cockburn and certain minority shareholders of Bulldog Technologies (BC).

Bulldog Technologies (BC) was incorporated under the laws of the Province of British Columbia on September 23, 1998. Bulldog Technologies (Nevada) was incorporated under the laws of the State of Nevada on January 18, 2000. At the time we acquired Bulldog Technologies (BC), it carried on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Technologies (Nevada) was incorporated primarily to facilitate the financing of Bulldog Technologies (BC), and its primary asset consisted of an inter-corporate loan to Bulldog Technologies (BC) that was outstanding in the amount of $1,122,197 as at August 31, 2003. Mr. John Cockburn was the sole officer, director and the principal shareholder of each of Bulldog Technologies (BC) and Bulldog Technologies (Nevada). Other than the loan from Bulldog Technologies (Nevada) to Bulldog Technologies (BC), there was no direct legal relationship between the two companies.

Bulldog Acquisition Corp. was incorporated under the laws of the State of Nevada on October 24, 2003. Bulldog Acquisition was a wholly owned subsidiary of our company and was incorporated for the purposes of completing the merger with Bulldog Technologies (Nevada).

Pre-Acquisition Stock Split and Cancellation of Shares

As a condition to the closing of the acquisition and the merger, on November 7, 2003, we completed a 4.34 for 1 split of our common stock, effected by a dividend of 3.34 shares of our common stock to our shareholders of record on October 29, 2003 for each currently issued and outstanding share of held.

Also as a condition to the closing of the acquisition and the merger, Michael Waggett and Suzette Lewis, then our Chief Executive Officer and Corporate Secretary, respectively, agreed to surrender for cancellation, without consideration, 2,000,000 (pre-split) shares of our common stock owned by them.

As a result of the stock split and the cancellation, we had 9,591,400 shares of our common stock issued and outstanding immediately prior to the completion of the acquisition and the merger.

Merger with Bulldog Technologies (Nevada)

The merger of Bulldog Technologies (Nevada) and Bulldog Acquisition Corp. was completed effective as of November 10, 2003. As a result of the merger, we acquired all of the 9,081,500 issued and outstanding shares in Bulldog Technologies (Nevada) in exchange for agreeing to issue 9,081,500 shares of our common stock to the stockholders of Bulldog Technologies (Nevada). The stockholders of Bulldog Technologies (Nevada) were entitled to receive one share of our common stock for each share of Bulldog Technologies (Nevada). After the merger closed on November 10, 2003, Bulldog Technologies (Nevada) became our wholly-owned subsidiary.

Merger with Bulldog Acquisition

On November 7, 2003, we entered into an Agreement and Plan of Merger with our wholly owned subsidiary whereby we merged Bulldog Acquisition Corp. with and into our company. As part of this merger, we changed our name from “Northward Ventures, Inc.” to “Bulldog Technologies Inc.” to reflect our newly acquired business.

Acquisition of Bulldog Technologies (BC)

On November 10, 2003, we also completed the acquisition of 695,800 of the shares of Bulldog Technologies (BC) in exchange for issuing 695,800 shares of our common stock, leaving 14,200 common stock of Bulldog Technologies (BC) still to be exchanged, pursuant to the share exchange agreement. The stockholders of Bulldog Technologies (BC) were entitled to receive one share of our common stock for each share of Bulldog Technologies (BC). After the acquisition closed on November 10, 2003, Bulldog Technologies (BC) became our subsidiary. We are planning on acquiring the balance of the shares of Bulldog Technologies (BC) from the one remaining shareholder. Any such acquisition is not expected to result in a significant cash payment by us.

Recapitalization

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog Technologies (BC) and Bulldog Technologies (Nevada) controlled approximately 51% of our common stock immediately upon conclusion of the transaction (including the private placement completed in connection with this transaction) and the continuing business is that of Bulldog Technologies (BC) and Bulldog Technologies (Nevada). Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog Technologies (BC) and Bulldog Technologies (Nevada).

Accordingly, the historical financial statements and financial information presented in this registration statement prior to the share exchange are those of Bulldog Technologies (BC) and Bulldog Technologies (Nevada).

Business of Bulldog

Our business is the development, manufacture and sale of the Bulldog Online Security Systems, which we refer to as “BOSS”, designed to prevent cargo theft from cargo containers, tractor-trailers, cargo vans, tanker trucks, storage yard containers and other cargo transportation and storage equipment.

To date, we have several BOSS product lines, which provide the company with the ability to tailor a yard or road based security system to the exact needs of the individual customer.

- The Yard BOSSTM - This system is designed for security of storage yard containers that alerts on site security personnel in the event of theft or tampering. The system consists of a RB-210 transmitter which houses motion and opening detection sensors. The system securely locks onto the locking rod of the cargo container or trailer. If unauthorized entry or movement occurs, the RB-210 transmits a radio signal to the base station receiver which alerts security personnel of the security breach. This system can also be integrated into a user’s localized alarm system to provide the protection during non-business hours. The system is portable and reusable and can be easily disarmed, removed, reattached and reactivated in a yard or storage area. This portable external unit for cargo containers or tractor trailers provides yard security personnel the ability to monitor the movement and door seal of parked cargo trailers or containers.

- The Road BOSSTM External - This system attaches to the locking-rods of cargo trailers and containers while in transit or storage. The system for use on trucks alerts the driver, by way of a remote receiver carried by the driver, in the event someone attempts to access the cargo. This system uses the same RB-210 transmitter, but communicates with a receiver located in the truck. The RB-210 secures a cargo container or tractor trailer while in transit. This system is configured to interface with the existing tractor or trailer global positioning system (GPS) and telematics systems. A telematics system is a system that, through the use of telecommunications, transmits information or controls equipment. The Road BOSS External integrates with satellite tracking and asset tracking systems to provide information regarding door-seal integrity and detailed time and location reports on trailers. The system can be monitored from a central dispatch.

- The Road BOSSTM External II - This system uses a long range RB-600 transmitter and an internal global positioning system (GPS). This transmitter attaches to the locking rods in the same manner as the original Road BOSS External system, but transmits its signal to GSM type cellular phone towers using the same GPRS data communications protocol as standard data enabled cell phones. GSM cellular networks supporting GPRS data devices are nearly globally deployed, allowing the system to be utilized in most countries. The Road BOSS External II provides the same level of security as the original Road BOSS External, but by combining the data transmitter, security device and GPS receiver into one device the deployment costs are reduced by approximately 70%.

- The Road BOSSTM Internal - This consists of a fixed internal transmitter (RB-300) that simultaneously monitors multiple roll-up and sliding doors, preventing unauthorized entry and intrusion. This system is designed to alert the driver through a mobile receiver should a thief attempt to enter, move, or remove items from the delivery vehicle. This system can be configured for use with the existing tractor or trailer global positioning system (GPS) and telematics systems, a stand along mobile receiver, or Yard BOSS secure lot systems. The RB-300 provides the ability to monitor multiple doors, and allows for monitoring without alerting would-be thieves to its presence.

- The Road BOSSTM Internal II – This system consists of a fixed internal transmitter that simultaneously monitors multiple roll-up and sliding doors, preventing unauthorized entry and intrusion. This system contains our internal gpsOne hybrid cellular global positioning system (GPS) determination technology and a CDMA based data transmitter, which allows position and security data to be sent directly from the monitoring device to Sprint’s commercial cellular network. These signals are relayed to our backend software monitoring application, and allows dispatchers and security personnel the ability to monitor the security and location of their fleet.

- The Tanker BOSSTM - The Tanker BOSS System consists of an in-truck control unit, the RP-400 and three types of sensor units, which monitor liquid (i.e. fuel) level, liquid (i.e. fuel) flow, and access tampering (for hatches, covers or other access points). The RP-400 monitors a large number and combination of sensors, without the need for extensive customization. It contains advanced motion based intelligence to compensate for differential liquid (i.e. fuel) levels during vehicle motion. The RP-400 easily interfaces with existing global positioning system or vehicle tracking systems via a digital interconnect and supports network arming and disarming, providing operations management complete control overall liquid (i.e. fuel) movement.

- Bulldogs BOSS Tracker AVL and security monitoring application is a web based mapping and seal monitoring application accessible to Bulldog customers with a standard web browser. The BOSS Tracker application allows users to monitor location and security of critical shipments from any internet enabled personal computer.

- Mini BOSSTM System - The system is a battery operated, miniature (4.5” x 2.75” x 1.75”), covert tracking device which can be concealed in valuable cargo and activated when required. The Mini BOSS device supports the gpsOne positioning technology which combines increased sensitivity Assisted Global Positioning, (AGPS), with cell tower triangulation. The gpsOne protocol provides four modes of position determination using enhanced sensitivity GPS, cell tower triangulation, or hybrid combinations of both on

Sprint’s commercial CDMA cellular network. By using the global positioning system (GPS) the Mini BOSSTM covertly enclosed in valuable cargo can provide a location of the cargo even when it is located inside a shipping van, trailer or commercial warehouse. In the case of cargo theft this allows law enforcement to recover the lost cargo, and in normal operations this system affords users the ability to track their cargo even when it is carried by third party companies.

- Zigbee RFID/ Sensor monitoring Tags. - We are currently deploying long range active Zigbee RFID/Sensor monitoring tags. The Zigbee protocol allows for very efficient wireless sensor monitoring applications, where tags can operate for several years off of small inexpensive batteries. It also makes it possible for our sensor monitoring products to interface into other monitoring networks and products already in operation in the commercial supply chain. The integration of industry standards allows for the development of applications that can actively monitor any form of sensor compliant with the asset management protocol used in the supply chain.

Technology

The Road BOSS is a rugged, compact, portable security system that protects cargo while “on the road.” The Road BOSS sends seal and asset location status to dispatch using commercial GSM/GPRS networks. These security updates and alarms are available to operators and dispatch at any location with Internet access. The Road BOSS interfaces with fleet management systems, to provide trailer seal integrity, and vehicle security when the trailer is in transit or away from a secure yard. The Road BOSS allows dispatch, operators and customs agents to monitor trailer status and load security from anywhere in the world with a personal computer and internet access.

The Road BOSS utilizes motion, vibration and contact sensors and power efficient transmitters to create a low maintenance, relatively indestructible, user-friendly security product.

The Yard BOSS product is a complementary system that allows for securing loads and monitoring seal integrity when the trailer is being stored in an equipped yard. The Yard BOSS utilizes contact sensors, and motion sensors to alert yard security personnel to any tampering. The Yard BOSS integrates with a monitored alarm system and can be interfaced with rooftop sirens and yard lights.

The Road BOSS and Yard BOSS form a complementary pair of products allowing operators and dispatchers of all sizes to secure their valuable cargo from the time it is loaded into a container, until it is delivered to its final destination.

In addition, the MiniBOSS is a covert tracking device that can be concealed in valuable cargo and enables lost or stolen cargo to be tracked and recovered by the owners using enhanced sensitivity GPS, cell tower triangulation on a commercial CDMA cellular network.

Intellectual Property

On March 21, 2005, our company was granted a patent for a security/tracking device that attaches to the rear locking rods of cargo containers or tractor-trailers by the United States Patent and Trademark Office. The patent outlines a solution which provides continuous feedback on security status to a receiving device, be it a device connected to a monitoring network or a mobile pager device. This unique technology is employed throughout our BOSSTM portfolio of industry-leading wireless cargo security devices for the supply chain. The patent represents that our company has the exclusive right to have a device attached to the locking bars of a container or tractor-trailer, with or without global positioning system (GPS) services transmitting security data to a monitoring receiver or mobile pager.

Our company has filed a patent application in the United States, and an international application claiming priority from the United States application with the International Bureau of the World Intellectual Property Organization under the Patent Cooperation Treaty (PCT), for the invention of our continuous feedback security system for cargo containers. The Patent Cooperation Treaty patent applications are in good standing and are currently pending.

We rely on trade secrets to protect our intellectual property. We execute confidentiality and non-disclosure agreements with our employees and limit access to and distribution of our proprietary information.

Bulldog has also filed a patent for its Tanker BOSS product in the US and plans to pursue the patent globally claiming priority from the US patent. This patent will cover the use of Bulldogs proprietary tamper bolt technology and the use of a wired system that monitors fuel level, flow and tampering.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

Production, Assembly and Installation

All manufacturing of our products are sub-contracted. The transmitter receiver boards are procured in the United States and shipped to our local manufacturer in British Columbia. Alican Mould & Plastics of Richmond, British Columbia manufactures the housing units and ships them to a local manufacturing plant for the assembly, where they are combined with our proprietary circuit boards, battery pack, tested and packaged. The completed units are sent to us for inventory or shipped directly to the customer, reseller, or value added reseller (VAR).

We typically assist the customer or provide instructions to the customer for the installation of our products. We intend to seek contracts with security companies throughout North America to install the Yard BOSS System. The security companies that we intend to target will gather information for the yard in which an installation is to be done, and install the Yard BOSS System once the contract is in place. The installation will include the base station, server based monitoring software and sensor units.

After Sales Service

Defective products are shipped back to the factory where a determination will be made as to whether the repair is covered under warranty or on a cost plus basis. The product is repaired and shipped to the dealer or customer directly. Our management is planning to establish additional security depots to address after sales warranty service and to provide repair service for the units. Our management intends to produce a service manual and send the manuals to service depots to ensure that personnel are fully capable at servicing the products.

Warranty

We currently offer a one-year limited warranty from the date of shipment to cover defects in materials or workmanship of our products. Warranty service will be provided from our head office during the initial stages of our development.

Employees

As at March 1, 2006, we employed 36 people, 9 of whom are engaged in marketing and sales, 18 in research, development, and customer support, and 9 in management and administration. We are not subject to any collective bargaining agreements and we consider relations with our employees to be excellent. We expect that we will spend $2.25 million in salaries during the twelve months ending March 1, 2007.

Research and Development

We spent the following amounts on engineering, research and development activities during the fiscal years ending August 31, 2005 and August 31, 2004:

2005 - $567,347

2004 - $316,655

Our cumulative engineering, research and development expenses, net of tax credits received from the Government of Canada under its Scientific Research and Experimental Development program, for the period from the date of inception on September 23, 1998 to August 31, 2005 was $1,186,493. We are no longer eligible for refundable tax credits under such program.

These expenses were incurred in the development of our BOSS Online Security Systems. We expect that our annual research and development expenses will continue to increase as we complete work on other products that are currently in development.

We are planning to continue our research and development on the following new products:

- Commercial Vehicle/Cargo tracking. We have completed the integrating of the gpsOne hybrid global positioning system (GPS) protocol into our existing security systems, but the service is currently only available on Sprint’s North American network. We are also working with various GSM based Assisted global positioning system (AGPS) capabilities as well. GSM is the globally deployed cellular technology, and by completing this technology development, we will open global markets to our products, as well as continue to reduce cost and improve functionality.

- Automated Vehicle Location, (AVL) software. We have completed the integration of our new gpsOne global positioning system devices into its proprietary security and asset management application, and we will continue to improve the functionality of this software offering as well.

- Asset management products. We have commenced the commercial deployment of our integrated long range radio frequency identification products, and will continue the research and development effort to support emerging wireless communication standards, such as Zigbee which will allow our security systems to be operationally combined with asset management systems with the view to providing increased functionality and a better return on investment model.

- Tanker Security System. We are planning on continuing additional functionality development on our tanker security system, which allows for the monitoring of liquids transported in industrial tanker trucks.

- Sensor Monitoring Products. We have leveraged our design competencies in radio frequency identification with the standardization of Zigbee to create asset monitoring tags which can give our customers the ability to monitor asset location, temperature, and other valuable sensor information with our monitoring infrastructure.

Radio Frequency Engineering

We will continue to invest in engineering equipment and human resources to further develop our radio frequency design and development capabilities. We have already invested approximately $140,000 in engineering equipment. We have increased our rented premises by 2575 sq. ft. at 11120 Horseshoe Way, Richmond, British Columbia, Canada to house the radio frequency unit in one building. We are in the process of expanding our complement of radio frequency engineering staff to provide both in-house and consultancy services that support our core business. This increased effort in radio frequency design will continue to yield decreased manufacturing costs, and increased product functionality.

Strategic Relationships

On March 3, 2004, we entered into a Distribution Agreement with Nettel Incorporated, a telecommunications distributor located in Guayaquil, Ecuador, with interests throughout Latin America. Under the distribution agreement, Nettel has the right to distribute our BOSS security products in Ecuador.

On March 29, 2004, we announced that Royal & Sunalliance, an insurance underwriter, has agreed to offer the following incentives to land based transportation companies that use our company’s BOSS security products in Mexico: (a) a 20% discount in their annual insurance premiums associated with theft; and (b) a reduction in the deductible associated with theft claims from the standard deductible of 30% of the value of the shipment to 15% of the value of the shipment.

On April 13, 2004, we announced that Energy Control Systems, a company engaged in the development and implementation of petroleum related management and control technology, had entered into a contract to jointly develop a security system to prevent the theft and tampering with petroleum products while being transported in medium and heavy duty trucks. The security system, still in the development stage, is being designed specifically for petroleum tanker trucks, and is anticipated to be marketed as the Bulldog Road BOSS 400 (RB-400). It is expected that the RB-400 will integrate with our sensor monitoring security platform and software. Under the agreement, we will own all intellectual and other property rights for the newly developed product. We have also entered into a three year Distribution Agreement with Energy Control Systems for distribution rights of the RB-400 in Saudi Arabia, United Arab Emirates, Oman, Kuwait, Qatar, Lebanon, Egypt and Jordan. We will retain exclusive marketing rights in all other markets.

On May 12, 2004, we announced a strategic relationship with the Ecuadorian branch of ACE Seguros S.A., which provides insurance and re-insurance services for the cargo transportation industry throughout Latin America. Due to security concerns surrounding cargo transportation in Ecuador, ACE Seguros has indicated that it will offer to its clients a premium discount of 20% and a deductible discount of 15% for cargo secured with our company’s Bulldog Yard BOSS System.

Pursuant to a resellers agreement between our company and Satamatics, Inmarsat D+ Satellite Service Provider, a satellite data services provider, Satamatics has agreed to integrate and sell its SAT101 product with our Road BOSSTM and Tanker BOSSTM products. The integration of the SAT101 with our products permits our company to communicate security data across a global satellite infrastructure in markets such as Latin America and the Middle East, which markets require a global satellite data solution.

On February 23, 2005, our company signed of a Letter of Intent with iComPort to be their exclusive supplier of choice and partner for the Iraqi Oil Ministry’s project to track and monitor oil tanker trucks. The letter of intent details the exclusive arrangement between iComPort and our company to design, build and install our Tanker BOSSTM products for the Oil Ministry of Iraq. iComPort is a leading information technology company in Iraq, providing specialized business software solutions, media production and consulting, and custom software development services to all Iraqi public institutions and corporations.

On May 18, 2005, we announced that we signed a nationwide partnership agreement with Sprint Solutions Inc., which enabled our company to provide our data and services on a nation-wide wireless CDMA network. The agreement permitted our company to launch commercial service of our products.

On May 31, 2005, we announced that we signed Logessa S.A. as our principal distribution partner in Chile. Logessa, a warehouse, logistics and inland transportation company, entered into a purchase agreement with our company for our BOSS TM products for distribution throughout Chile.

On August 8, 2005, we signed an agreement with Cargo Security Systems LatinoAmerica Ltd. as the exclusive agent in Costa Rica to secure business arising from the Costa Rican government mandating all carriers to use a device with certain technical specifications used to monitor, track and secure assets as they are moved within Costa Rica. Our company intends to develop and supply the RB-600 Road BOSSTM to meet this requirement.

On September 14, 2005, we announced that signing of a Letter of Intent with Geovision S.A.L. of Lebanon to be our exclusive supplier of choice and partner for a joint opportunity selling to the Saudi Arabian Transit Authority. The project will use our Road BOSSTM RB600 and Geovision’s software to secure, track and monitor transportation trailers and cargo containers. The letter of intent details the exclusive arrangement between Geovision and our company for the supply of our Road BOSSTM RB600. Geovision is a provider of technology solutions integrated with GIS mapping applications for businesses in the Middle East and Lebanon. Geovision will provide the local maps, develop the GSM airtime contracts and integrate our Road BOSSTM RB600 hardware into a security and tracking system for the Saudi Transit Authority.

Pilot Programs

The notable pilot projects for our products that are being evaluated by our customers are the Road BOSS IITM , Mini BossTM and Tanker BOSSTM. The Tanker BOSSTM, which is a triple-redundant electronic security solution that simultaneously monitors internal fluid levels and all ingress and egress points on tanker trucks, is being tested in Saudi Arabia and Iraq. The Road BOSS II is actively being evaluated in France, Costa Rica, United States, Canada and Mexico. With regards to the Mini BOSSTM, we have successfully completed some pilot programs with potential customers on the sale of hardware and services.

Competition

The container security market is a highly attractive one because although it is still embryonic, many analysts believe significant opportunities exist in the equipment and services market for both OEM and aftermarket container monitoring solutions subject to the outcome of US government policy direction during 2005/6 and agreement of a set of internationally recognized technical standards.

Although small numbers of containers are presently monitored and tracked using RFID scanning technology at major transport nodes, we believe that the real opportunity lies in delivering cost effective end-to-end solutions across all transport modes.

Although several different solutions have been developed for container security needs, none has yet been successfully commercially exploited on a large scale. In reality it is likely that the “market” will not evolve into a single solution but into a small number of segments for different cargo and transport requirements - reflecting value, distance, complexity, risk of terrorism and other factors.

The most prominent private-sector initiative currently exploring and evaluating “smart” container technology is a multi-party enterprise called Smart and Secure Tradelanes Initiative which incorporates a number of shippers, port authorities and operators, technology companies and equipment manufacturers in an affiliation to develop a coherent global information network for container security. One of its founder members Savi Technology has significant experience in tracking assets for the US military over many years in remote locations.

Government Controls and Regulations

There are several initiatives affecting the operations and management of international trade supply chains into and out of the US - predominantly:

Container Security Initiative - A major strategic initiative launched in January 2002 by the US Customs and Border Patrol (CBP) to ensure that container security measurers are taken at the port of loading by selected US officials on high-risk cargo destined for the US.

Customs - Trade Partnership Against Terrorism (C-TPAT) - a currently voluntary scheme launched by the CBP whereby participants in the supply chain work with validation teams from the CBP to demonstrate a certain level of procedural, physical, conveyancing and personnel security through improved documentation, technology adoption, training and other measures.

REPORTS TO SECURITY HOLDERS

We are a reporting company under the Exchange Act. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the Securities and Exchange Commission. We must also file other reports, such as current reports on Form 8-K, as applicable. In addition, we submit a proxy statement for our annual stockholders meeting (and, if applicable, any special meetings).

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Internet address of the site is http://www.sec.gov.

MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes for the years ended August 31, 2005 and 2004 as well as our unaudited consolidated financial statements for the three months ended November 30, 2005 and 2004 which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 9 of this registration statement.

Overview

We were incorporated under the laws of the State of Nevada on June 18, 2002. Until we entered into the acquisition with Bulldog Technologies (BC) and the merger with Bulldog Technologies (Nevada), our focus was on the exploration of a mineral claim known as the North Manchester Property, located in the Sudbury Mining Division, Province of Ontario, Canada. We did not undertake any exploration activity on the North Manchester Property and have abandoned that property.

On November 10, 2003, we completed the acquisition of 695,800, or 98%, of the shares of Bulldog Technologies (BC) in exchange for issuing 695,800 shares of our common stock. The stockholders of Bulldog Technologies (BC) were entitled to receive one share of our common stock for each share of Bulldog Technologies (BC). After the acquisition closed on November 10, 2003, Bulldog Technologies (BC) became our subsidiary.

The merger of Bulldog Technologies (Nevada) and Bulldog Acquisition Corp. was completed effective as of November 10, 2003. As a result of the merger, we acquired 9,081,500 issued and outstanding shares in Bulldog Technologies (Nevada) in exchange for agreeing to issue 9,081,500 shares of our common stock to the stockholders of Bulldog Technologies (Nevada). The stockholders of Bulldog Technologies (Nevada) were entitled to receive one share of our common stock for each share of Bulldog Technologies (Nevada). After the merger closed on November 10, 2003, Bulldog Technologies (Nevada) became our wholly-owned subsidiary. After completion of this merger, we merged Bulldog Acquisition Corp. with our company. As part of this merger, we changed our name from “Northward Ventures, Inc.” to “Bulldog Technologies Inc.” to reflect our newly acquired business.

Our business involves the development, manufacture and sale of the Bulldog Online Security System, which is commonly referred to as “BOSS”, designed to prevent cargo theft from cargo containers, tractor-trailers, cargo vans, tanker trucks, storage yard containers and other transportation and storage equipment.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. Despite our expectations, there are no assurances that an increase in our revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve the anticipated revenue growth or to attract additional financing on acceptable terms, our ongoing business and future success may be adversely affected.

General - Explanation of Comparative Periods

We acquired Bulldog BC and Bulldog Nevada effective on November 10, 2003. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog BC and Bulldog Nevada controlled approximately 51% of our common stock immediately upon conclusion of the transaction (including the private placement completed in connection with this transaction) and the continuing business is that of Bulldog BC and Bulldog Nevada. Under reverse acquisition accounting, the post-acquisition entity is accounted for as a re-capitalization of Bulldog BC and Bulldog Nevada.

Accordingly, the historical financial statements and financial information presented in this quarterly report prior to the share exchange are those of Bulldog BC and Bulldog Nevada.

PLAN OF OPERATION AND CASH REQUIREMENTS

We anticipate that we will expend approximately $4.59 million on our BOSSTM product business during the twelve-month period ending March 1, 2007 to secure initial product orders, build market channels, support customer trials, complete independent product evaluations, recruit senior engineers and marketing staff, conduct continued research and development on our new products, launch a marketing program, ramp up our manufacturing capabilities, and purchase plant and machinery. The estimated expenditures are in tandem with our business plan to generate sales of our products in the United States, Mexico and Latin America. These expenditures are broken down as follows:

Estimated Expenditures Required During the Twelve Month Period

Operating expenses
Sales and Marketing	$640,000
Research and Development	500,000
Manufacturing and Engineering	300,000
General and Administrative	700,000
Salaries and Wages	2,250,000
Total Operating Expenses	4,390,000
Capital expenditures	200,000
Total	$4,590,000

Sales and Marketing

We are targeting four major primary markets: (i) retail, (ii) pharmaceutical, (iii) high technology, and (iv) government. We are focused on selling our products to the manufacturers of goods in three of those commercial markets. Government sales will be handled on a direct basis. Currently, we are working on business opportunities in the United States of America, Latin America and Canada. We are promoting our products through multiple channels, namely industry trade shows, distributors, security consultants and our own sales team. We currently have distributors covering markets in the United States of America, Latin America and the Middle East, and anticipate engaging new distributors, resellers and sales agents. We have made significant inroads into the market in Mexico through the appointment of a Value Added Reseller in Mexico. There has been significant interest in our products especially for the RoadBoss which will be able to ease the flow of containers through the borders between Mexico and the United States.

As at January 2006, we have orders for 556 units of MiniBoss from five customers. We are currently negotiating with several potential customers for the sale of our MiniBoss products for a pilot programme. We are recruiting more sales personnel in the United States to address our customers' needs. We anticipate that we will expend approximately $640,000 during the twelve-month period ending March 1, 2007 on sales and marketing activities such as trade shows, conducting pilot projects, advertising and other marketing activities.

Research and Development

We have commercialized our MiniBoss product line for commercial deployment and are in the process of commercial deployment for our new RoadBoss II line. At the same time we are also improving the product features and components with the intention of upgrading their performance. We are expending a significant amount of resources in developing our own proprietary AVL software and radio frequency design. We are planning to continue our research and development on the following new products:

-

Commercial Vehicle/Cargo tracking. We have completed the integration of the hybrid global positioning system (GPSOne) protocol into our existing security systems, but the hybrid global positioning system (GPSOne) is currently only available on Sprint's North American network. We are also working with various GSM based Assisted global positioning system (GPS) capabilities as well. GSM is the globally deployed cellular technology, and by completing this technology development, we will open global markets to our products, as well as continue to reduce cost and improve functionality.

-

Automated Vehicle Location, (AVL) software. We have completed the initial development of our new asset management and security monitoring application, and we will continue to improve the functionality of this software offering as well.

-

Asset management products. We have commenced the commercial deployment of our integrated long range radio frequency identification products, and will continue the research and development effort to support emerging wireless communication standards, such as Zigbee which will allow our security systems to be operationally combined with asset management systems with the view to providing increased functionality and a better return on investment model.

-

Tanker Security System. We are planning on continuing additional functionality development on our tanker security system, which allows for the monitoring of liquids transported in industrial tanker trucks.

-

Sensor Monitoring Products. We have leveraged our design competencies in radio frequency identification with the standardization of Zigbee to create asset monitoring tags which can give our customers the ability to monitor asset location, temperature, and other valuable sensor information with our monitoring infrastructure.

We anticipate expending approximately $500,000 during the twelve-month period ending March 1, 2007 on research and development activities on our BOSS product line.

Manufacturing and Engineering

We expect to spend $300,000 in the next twelve-month period ending March 1, 2007 on materials, moulds and engineering services in ramping up the manufacturing process and in improving our engineering capabilities. We will incur costs in the development and commercialization of our new models of the Mini BOSSTM and Road BOSSTM.

We are currently ramping up manufacturing for the RoadBoss II which is expected to be in production in the third quarter of this financial year.

General and Administrative Expenses

We expect to spend $700,000 during the twelve-month period ending March 1, 2007 on general and administrative expenses including legal and auditing fees, insurance, investor relations, rent, office equipment and other administrative related expenses. These expenses relate to operating costs of our offices in Richmond, British Columbia and Bellingham, Washington. Our office in Bellingham provides technical support for provisioning our products onto the Sprint network for air-time services related to the MiniBoss. We have set up computer servers for the air-time services.

We have incurred $46,000 in patent fees to protect our patents in 8 countries that we have or intend to have business interests. Our company has been granted a patent in the United States, and has filed an international application claiming priority from the United States patent with the International Bureau of the World Intellectual Property Organization under the Patent Co-operation Treaty (PCT), for the invention of our continuous feedback security system for cargo containers. The PCT patent application is in good standing and is currently pending.

Capital Expenditure

We intend to invest $200,000 during the twelve-month period ending March 1, 2007 in laboratory and testing equipment, computer software, and manufacturing equipment.

Employees

We expect that we will spend $2.25 million in salaries during the twelve months ending March 1, 2007. Our company currently employs 36 employees. We are adequately staffed in operations and engineering but intend to increase our sales force in the United States to expand our customer base for our products.

Future Operations

We have incurred accumulated losses of approximately $8.13 million from inception on September 23, 1998 through November 30, 2005.

As noted above, the management of our company projects that we require approximately $4.59 million to fund our ongoing operating expenses, and working capital requirements for the twelve-month period ending March 1, 2007. As at March 3, 2006, we had cash and short-term investments of $1,910,400. As such we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive operating cash flow generated through substantial sales. We anticipate that we will start generating revenues from the sale of BOSSTM systems within the next six months, but we anticipate that we will be unable to generate sufficient sales revenues to meet our operating expenses during this period. We will require additional external financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements. We are in the process of raising additional funds through the issuance of equity or convertible debt. However, there can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to scale down or perhaps even cease the operation of our business.

Our ability to continue as a going concern and the continuation of our business is dependent upon successful and sufficient market acceptance of our current product offerings and any new product offerings that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on the August 31, 2005 consolidated financial statements in our Form 10-KSB filed with the Securities and Exchange Commission on November 29, 2005. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The implementation of this standard did not have any material effect on our financial statements.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS No. 123(R) would require our company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – an Amendment of FASB Statements No. 133 and 140. Among other things, SFAS No. 155 permits the election of fair value remeasurement for certain hybrid financial instruments that would otherwise require bifurcation under Statement 133, Accounting for Derivative Instruments and Hedging Activities. These hybrids would include both assets and liabilities.

Our company has not yet determined the effect of future implementation of these new standards on our consolidated financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared on a going concern basis. We have accumulated a deficit of approximately of $8.13 million from the inception of Bulldog Technologies (BC) to November 30, 2005. In the long-term, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. We have historically satisfied our working capital needs primarily by issuing equity and debt securities. As at March 3, 2006, we had cash and short-term investments of $1,910,400. We are in the process of raising additional capital by issuing equity or debt securities for business operations. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Research and development

All costs pertaining to research and development are charged to expense as incurred.

Stock Compensation

Prior to recent financings, to conserve cash, we previously engaged in a number of transactions where we have used our common stock as consideration for services or in settlement of debt and payables. In such situations, the value attributable to the service or debts settlement is largely determined based on the quoted market price of our common stock around the respective agreement dates. To the extent we may offer stock to consultants at a discount to the quoted market price in settlement of debt, a loss is recognized in our Statement of Operations.

Stock Options

We apply Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and disclosure," requires our company to provide pro forma information regarding net income as if compensation cost for our stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, we estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. We have elected to continue to account for stock based compensation to employees under APB No. 25.

We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

The Black-Scholes calculation uses assumptions and estimates, the determination of which is subject to management's judgment. Such assumptions upon which the calculation is based are disclosed in the notes to our consolidated financial statements.

Warrants issued with Registration Rights

We issued warrants subject to registration rights as part of our 2005 and 2004 private placements of convertible notes and shares in our common stock, respectively. In accordance with Emerging Issues Task Force Issue ("EITF") 00-19, the value attributable to such warrants are to be presented as a liability on our balance sheet until the earlier of the date the subject warrants are exercised, expired or the date which is two years following the effective date of the respective registration statements covering the 2005 and 2004 private placements.

We value the warrants using the Black-Scholes pricing model based on expected fair value at the issuance date. On a quarterly basis, the warrants are revalued with the resultant change in value being reflected as a gain or loss on our statement of operations. At November 30, 2005, the value recorded on our consolidated balance sheet in respect of the warrants was $1,994,199. Upon exercise or cancellation of the warrants, a pro rata amount of the liability will be reclassified to equity at the Black-Scholes value on that date.

As discussed above, the Black-Scholes calculation uses assumptions and estimates, the determination of which is subject to management's judgment. Such assumptions upon which the calculation is based are disclosed in the notes to our consolidated financial statements.

The valuation of the warrants and stock options is calculated using the Black Scholes option pricing model which is sensitive to the volatility and market price of the shares. The variables used in the Black Scholes option pricing model as at November 30, 2005 are the risk free rate: 4.40%; volatility: 186%; dividend rate : 0%; and expected life of 5 years. As the exercise price of most of the warrants is above the prevailing market price of common stock, the value of the warrants today would in all likelihood decrease from the fair value based on assumptions as at November 30, 2005.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful life using the straight-line and declining-balance methods. Long-lived assets used by our company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

We paid Jan Roscovich, the wife of John Cockburn, a management fee and salary in the aggregate amount of approximately $58,000, (CDN$73,200) for the year ended August 31, 2004. Pursuant to an employment agreement dated August 31, 2005, between our company and Jan Roscovich, our company has agreed to pay Ms. Roscovich a base salary of approximately $67,000 (CDN$84,000) per year for a three year period commencing on August 1, 2005 and ending on July 31, 2008 in consideration for her services as the Director of Marketing Communications. In addition to receiving base salary, the employment agreement contemplates the issuance of 100,000 stock options at an exercise price of $1.25 per share in consideration of past services and 300,000 stock options at an exercise price of $1.25 per share as an incentive for continued employment with our company. The stock options were granted on December 1, 2005, with 44,444 options vesting immediately and 355,556 options vesting over 32 months beginning on January 1, 2006 with a total of 11,111 options vesting each month for the first 31 months and 11,115 options vesting in month 32.

We entered into a Director Services Agreement dated November 17, 2003 with James McMillan, a former director and executive officer of our company, whereby we agreed to issue an aggregate of 150,000 shares of common stock. All 150,000 shares have been issued. Until his termination in April 2005, our company employed James McMillan pursuant to an employment agreement dated July 7, 2004, as amended on August 1, 2004, whereby Mr. McMillan received an annual salary of $110,000, payable in monthly installments, commencing August 1, 2004. Mr. McMillan also received a guaranteed bonus of $34,000 per annum, payable in monthly installments of $2,833 per month. We entered into an additional stock option and subscription agreement dated September 2, 2004 with James McMillan in consideration for his duties as chief operating officer of our company, whereby we agreed to issue 600,000 options to acquire an aggregate of 600,000 shares of our common stock at an exercise price of $1.60. We were entitled to terminate the agreement at any time without cause upon three months notice, or payment of three months’ base salary in lieu of such notice. In April 2005, we terminated Mr. McMillan’s employment and all of the vested stock options expired at that time.

We entered into a Director Services Agreement dated November 17, 2003 with Boo Jock Chong, a former director of our company, whereby we agreed to issue 125,000 shares of our common stock in consideration of his services as a director of our company. All 125,000 shares have been issued. On December 22, 2004, we granted to Mr. Chong 50,000 stock options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director. We also agreed to pay Mr. Chong a commission of 3% of any monies received for the sales of our products generated by Mr. Chong. No such commission has been earned or paid to date. Upon termination of the agreement, Mr. Chong shall be entitled to receive as his full and sole compensation in discharge of his obligations, all sums due and payable under the agreement to the date of termination. Mr. Chong has resigned as a director and all sums due under the agreement have been paid.

We employ John Cockburn pursuant to an employment agreement dated December 24, 2003, as amended May 1, 2004 and August 1, 2004, whereby Mr. Cockburn receives an annual salary, payable in monthly installments, of $200,000 commencing August 1, 2004. In the original employment agreement, we agreed to issue to Mr. Cockburn an aggregate of 1,100,000 shares of our common stock as follows: 500,000 shares of our common stock on October 1, 2003 (which were issued in January 2004) and 300,000 shares of our common stock on each of October 1, 2004 and October 1, 2005. On September 14, 2004, John Cockburn returned the 500,000 shares for cancellation. Mr. Cockburn also receives a commission of 3% of any monies received by us from the sales of our products generated by Mr. Cockburn. No commission has been paid to date. We entered into a stock option and subscription agreement dated September 2, 2004 with John Cockburn in consideration for his duties as chief executive officer, whereby our company agreed to issue 825,000 options to acquire an aggregate of 825,000 shares of our common stock at an exercise price of $1.60. Pursuant to the terms of the agreement, 22,916 options vest each month for the first 35 months and 22,940 options vest in month 36. To date, none of the options have been exercised by Mr. Cockburn. Mr. Cockburn is entitled to terminate the employment agreement upon one month's written notice, plus an additional two weeks notice for each year of employment. Upon receipt of this notice we will pay Mr. Cockburn three months base salary (plus two weeks for each year of employment) Mr. Cockburn has completed with us. We are entitled to terminate the agreement at any time without cause upon three months' notice, or payment of three months' base salary in lieu of notice, plus an additional three months' notice for each year of employment Mr. Cockburn has completed with us.

We entered into a stock option and subscription agreement dated September 2, 2004 with Jan Roscovich, wife of Mr. Cockburn, whereby we agreed to issue 300,000 options to acquire an aggregate of 300,000 shares of our common stock at an exercise price of $1.60 per share in consideration for her duties as head of the administrative department of our company. Pursuant to the terms of the agreement, 8,333 options vest each month for the first 35 months and 8,345 options vest in month 36. To date, none of such options have been exercised by Ms. Roscovich.

We entered into a Director Services Agreement dated December 22, 2004 with Steven Flores whereby we agreed to issue 100,000 options to acquire an aggregate of 100,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director. All options are currently vested and exercisable (within 60 days) and expire on December 22, 2009. No options have been exercised by Mr. Flores to date under the agreement.

We entered into a Director Services Agreement dated December 6, 2006 with Scott Smith whereby we agreed to issue 100,000 options to acquire an aggregate of 100,000 shares of our common stock at an exercise price of $1.30 per share in consideration for his services as a director. The options vest over 12 months with 8,334 vesting in each of the first 11 months commencing on December 6, 2005 and 8,326 vesting in month 12. No options have been exercised by Mr. Smith to date.

We entered into a stock option and subscription agreement dated December 16, 2004 with Brett Millar whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director of the company. All options are currently vested and exercisable, and none have been exercised by Mr. Millar. Additionally, we entered into a stock option and subscription agreement dated July 16, 2004 with Mr. Millar, whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $2.42 per share in consideration for Mr. Millar serving on our company’s advisory board. All of the options are currently vested and exercisable (within 60 days) and none have been exercised by Mr. Millar. The December 16, 2004 options expire on December 16, 2009 and the July 16, 2004 options expire on July 16, 2009. During the year ended August 31, 2005 Mr. Millar received $12,000 as fees.

We have entered into a stock option and subscription agreement dated September 2, 2004 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of a common stock at an exercise price of $1.60 per share in consideration for his services as chief financial officer and treasurer. Pursuant to the terms of the agreement, 4,166 options vest each month for the first 35 months and 4,190 options vest in month 36. To date, none of the options have been exercised by Mr. Yoon. We entered into an additional stock option and subscription agreement dated September 2, 2005 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of our common stock at an exercise price of $2.20 per share. All such options are vested and exercisable and none have been exercised by Mr. Yoon. We entered into an Employment Agreement dated May 1, 2004, as amended on August 1, 2004, whereby we agreed to pay Mr. Yoon a salary of approximately $6,400 (CDN$8,000) per month in consideration for his services as chief financial officer and treasurer of our company.

In September 2003, we issued 200,000 shares of our common stock to John Cockburn in settlement of accounts payable to him of $50,000.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “BLLD.” The following quotations obtained from Canada Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended(1)	High	Low
November 30, 2005	$1.43	$0.85
August 31, 2005	$1.42	$0.95
May 31, 2005	$1.60	$0.84
February 28, 2005	$2.07	$1.25
November 30, 2004	$2.99	$1.60
August 31, 2004	$2.80	$1.45
May 31, 2004	$6.45	$1.54
February 29, 2004	$2.32	$1.23
November 30, 2003(2)	$4.00	$0.15
(1)	Our common shares were initially approved for quotation on the OTC Bulletin Board on July 28, 2003 under the symbol “NWRV”.
(2)	On November 17, 2003, our trading symbol changed to “BLLD” to reflect the change in our corporate name.

Our common shares are issued in registered form. Pacific Corporate Trust Company, 10th Floor 625 Howe Street, Vancouver, BC, Canada V6C 3B8 (Telephone: 604.689.9853; Facsimile: 604.689.8144) is the registrar and transfer agent for our common shares.

On March 1, 2006, the shareholders’ list of our common shares showed 138 registered shareholders and 24,655,288 shares issued and outstanding.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

- our chief executive officer;

- each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year ended August 31, 2005, and whose total salary and bonus exceeds $100,000 per year; and

- any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, of our three most recently completed fiscal years ended August 31, 2005, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
John Cockburn President, CEO, Director and Secretary(2)	2005 2004 2003	$209,606 $92,265 $72,979	Nil Nil Nil	Nil Nil Nil	Nil 825,000(3) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
James McMillan Chief Operating Officer and Director(4)	2005 2004 2003	$115,987 $9,167 $Nil	Nil Nil Nil	56,250(5) 112,500(5) Nil	Nil 600,000(5) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
(1)

The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)

John Cockburn became our president, secretary and treasurer on November 7, 2003. Mr. Cockburn resigned as our treasurer on May 21, 2004. Mr. Cockburn was paid a salary by Bulldog Technologies (BC), our subsidiary, of $92,265 and $72,979, respectively, for the years ended August 31, 2005 and 2004.

(3)

John Cockburn was granted stock options to purchase up to 825,000 common shares of our company on September 2, 2004. The options are exercisable at a price of $1.60 per share until August 4, 2009. These options vest over 36 months beginning on September 2, 2004, with a total of 22,916 options vesting each month for the first 35 months and 22,940 options vesting in month 36.

(4)	Our company terminated the employment of James McMillan in April 2005.
(5)

James McMillan was granted options to purchase 600,000 common shares of our company on September 2, 2004. The options were exercisable at a price of $1.60 per share until August 4, 2009. These stock options expired in April 2005. Mr. McMillan was paid a salary by Bulldog Technologies (BC) of $9,167 for the year ended August 31, 2004. Mr. McMillan was also issued 150,000 shares pursuant to a Director Services Agreement dated November 17, 2003. All 150,000 shares have been issued to him.

Stock Options and Stock Appreciation Rights

During the year ended August 31, 2005, we did not grant any stock options to any of our executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John Cockburn	Nil	Nil	389,572	435,428	N/A	N/A
James McMillan	Nil	Nil	Nil	Nil	N/A	N/A
(1)

The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of August 31, 2005 ($1.02 per share on OTC Bulletin Board) and the exercise price of the individual's options.

COMPENSATION OF DIRECTORS

Except as noted below, we have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

We entered into a director service agreement dated November 17, 2003 with Boo Jock Chong, a former director of our company, whereby we agreed to issue 125,000 shares of our common stock in consideration of his services as a director of our company. All 125,000 shares have been issued. On December 22, 2004, we granted to Mr. Chong 50,000 stock options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration of his services as a director. We also agreed to pay Mr. Chong a commission of 3% of any monies received for the sales of our products generated by Mr. Chong. No such commission has been paid to date. Upon termination of the agreement, Mr. Chong shall be entitled to receive as his full and sole compensation in discharge of his obligations, all sums due and payable under the agreement to the date of termination. Mr. Chong has resigned as a director and all sums due under the agreement have been paid.

We entered into a director services agreement dated December 22, 2004 with Steven Flores whereby we agreed to issue 100,000 options to acquire an aggregate of 100,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director. All options are currently vested and exercisable and expire on December 22, 2009. No options have been exercised by Mr. Flores to date.

On December 6, 2005, we entered into a director services agreement with Scott Smith whereby he agrees to carry out director’s duties as a member of our board of directors until such time as he resigns as one of our directors. As compensation for the carrying out of his director’s duties we entered into a stock option agreement with Scott Smith granting him the right to purchase a total of 100,000 shares of our common stock, at an exercise price of $1.30 per share, exercisable until December 6, 2010. No options have been exercised by Mr. Smith to date.

We entered into a stock option and subscription agreement dated December 16, 2004, with Bret Millar whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director of the company. All options are currently vested and exercisable, and none have been exercised by Mr. Millar. Additionally, we entered into a stock option and subscription agreement dated July 16, 2004 with Mr. Millar, whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $2.42 per share in consideration for Mr. Millar serving on our company’s advisory board. All of the options are currently vested and exercisable and none have been exercised by Mr. Millar. The December 16, 2004 options expire on December 16, 2009 and the July 16, 2004 options expire on July 16, 2009.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

We employ John Cockburn pursuant to an employment agreement dated December 24, 2003, as amended May 1, 2004 and August 1, 2004, whereby Mr. Cockburn receives an annual salary, payable in monthly installments, of $200,000 commencing August 1, 2004. In the original employment agreement, we agreed to issue to Mr. Cockburn an aggregate of 1,100,000 shares of our common stock as follows: 500,000 shares of our common stock on October 1, 2003 (which were issued in January 2004) and 300,000 shares of our common stock on each of October 1, 2004 and October 1, 2005. On September 14, 2004 John Cockburn returned the 500,000 shares for cancellation. Mr. Cockburn also receives a commission of 3% of any monies received by us from the sales of our products generated by Mr. Cockburn. We entered into a stock option and subscription agreement dated September 2, 2004 with John Cockburn in consideration for his duties as chief executive officer, whereby our company agreed to issue 825,000 options to acquire an aggregate of 825,000 shares of our common stock at an exercise price of $1.60. Pursuant to the terms of the agreement, 22,916 options vest each month for the first 35 months and 22,940 options vest in month 36. To date, none of the options have been exercised by Mr. Cockburn. Mr. Cockburn is entitled to terminate the employment agreement upon one month's written notice, plus an additional two weeks notice for each year of employment. Upon receipt of this notice we will pay Mr. Cockburn three months base salary (plus two weeks for each year of employment) Mr. Cockburn has completed with us. We are entitled to terminate the agreement at any time without cause upon three months' notice, or payment of three months' base salary in lieu of notice, plus an additional three months' notice for each year of employment Mr. Cockburn has completed with us.

We have entered into a stock option and subscription agreement dated September 2, 2004 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of a common stock at an exercise price of $1.60 per share in consideration for his services as chief financial officer and treasurer. Pursuant to the terms of the agreement, 4,166 options vest each month for the first 35 months and 4,190 options vest in month 36. To date, none of the options have been exercised by Mr. Yoon. We entered into an additional stock option and subscription agreement dated September 2, 2004 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of our common stock at an exercise price of $2.20 per share. All such options are vested and exercisable and none have been exercised by Mr. Yoon. We entered into an Employment Agreement dated May 1, 2004, as amended on August 1, 2004, whereby we agreed to pay Mr. Yoon a salary of CDN$8,000 (approximately $6,950) per month in consideration for his services as chief financial officer and treasurer of our company.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Stock Option Plan

On March 1, 2004, we adopted a stock option plan for the purpose of attracting and retaining the best personnel for our company and to provide additional incentives to our employees, officers and directors. We can grant options to acquire up to 5,000,000 shares of our common stock. The 2004 Stock Option Plan was amended and effective as of

November 17, 2004, and authorized of the issuance of a maximum of 7,000,000 shares of common stock to eligible employees, directors, officers and employees of the company or its subsidiaries.

Equity Compensation Plan Information

We adopted our current stock option plan, entitled the 2004 Stock Option Plan on March 1, 2004. The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of options remaining available for issuance all as at August 31, 2005.

	Number of securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	6,065,000 (1)	$1.60	1,310,000 (1)
Total	6,065,000 (1)	$1.60	1,310,000 (1)
(1)

The maximum number of options issuable under our stock option plan is 7,000,000. Includes options to acquire 5,690,000 common shares granted under our stock option plan and options to acquire 375,000 common shares granted outside of our stock option plan. None of the options granted have been exercised.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during the year ended August 31, 2005.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States.

The following financial statements are filed as part of this prospectus:

Audited Financial Statements

1.

The Report of Independent Registered Public Accounting Firm (BDO Dunwoody LLP, Chartered Accountants) on the consolidated financial statements for the years ended August 31, 2005 and 2004 is included herein immediately preceding the audited financial statements.

2.	Consolidated Balance Sheets as at August 31, 2005 and 2004.
3.	Consolidated Statements of Operations for the years ended August 31, 2005 and 2004, and for the cumulative period from September 23, 1998 (Date of Inception) to August 31, 2005.
4.	Consolidated Statements of Comprehensive Loss for the years ended August 31, 2005 and 2004, and for the cumulative period from September 23, 1998 (Date of Inception) to August 31, 2005.
5.	Consolidated Statements of Cash Flows for the years ended August 31, 2005 and 2004, and for the cumulative period from September 23, 1998 (Date of Inception) to August 31, 2005.

6.	Consolidated Statement of Changes in Stockholders’ Equity (Capital Deficit) for the cumulative period from September 23, 1998 (Date of Inception) to August 31, 2005.
7.	Notes to the Consolidated Financial Statements

Unaudited Financial Statements

1.	Unaudited Consolidated Balance Sheet as at November 30, 2005 and audited Consolidated Balance Sheet as at August 31, 2005;
2.	Unaudited Consolidated Statements of Operations for the three months ended November 30, 2005 and 2004 and the cumulative period from September 23, 1998 (Date of Inception) to November 30, 2005;
3.

Unaudited Consolidated Statements of Comprehensive Loss for the three months ended November 30, 2005 and 2004 and the cumulative period from September 23, 1998 (Date of Inception) to November 30, 2005;

4.	Unaudited Consolidated Statements of Cash Flows for the three months ended November 30, 2005 and 2004 and the cumulative period from September 23, 1998 (Date of Inception) to November 30, 2005;
5.	Unaudited Consolidated Statements of Changes in Stockholders' Equity (Capital Deficit) for the period from September 23, 1998 (Date of Inception) to November 30, 2005; and
6.	Notes to the Unaudited Consolidated Financial Statements.

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2005 and August 31, 2004

(Amounts Stated in US Dollars)

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of

Bulldog Technologies Inc.

(A Development Stage Company)

We have audited the Consolidated Balance Sheets of Bulldog Technologies Inc. (a development stage company) as at August 31, 2005 and 2004 and the Consolidated Statements of Operations, Comprehensive Loss, Cash Flows, and Changes in Stockholders’ Equity (Capital Deficit) for the years then ended and for the period from September 23, 1998 (inception) to August 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Bulldog Technologies Inc. (a development stage company) as at August 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and for the period from September 23, 1998 (inception) to August 31, 2005 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements the Company has accumulated consolidated losses of $6,194,603 since its inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada

October 28, 2005

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Amounts Stated in US Dollars)

	August 31,	August 31,
ASSETS	2005	2004
Current
Cash	$150,263	$46,021
Short-term investments (Note 4)	464,834	3,360,997
Amounts receivable	26,526	-
Prepayment to trade suppliers	172,196	265,135
Inventory (Note 2)	329,465	90,634
Prepaid expenses	240,483	164,160
	____________________	____________________
Total current assets	1,383,767	3,926,947

Property, plant and equipment (Note 8)	574,075	278,839
	____________________	____________________
Total Assets	$1,957,842	$4,205,786

LIABILITIES
Current
Accounts payable and accrued liabilities	$243,163	$554,010
Liabilities for warrants subject to registration (Note 6)	499,026	1,510,748
	____________________	____________________
Total current liabilities	742,189	2,064,758
	____________________	____________________
STOCKHOLDERS' EQUITY
Capital Stock (Note 6)
Preferred stock, par value $0.001 per share
10,000,000 authorized, none issued
Common stock, par value $0.001 per share
100,000,000 authorized
24,047,317 issued ( August 31, 2004: 22,842,011 issued)	24,047	22,842
Additional paid-in capital	7,201,210	4,898,847
Accumulated other comprehensive loss
- cumulative translation adjustment	184,999	(172,505)
Deficit accumulated during the development stage	(6,194,603)	(2,608,156)
	____________________	____________________
Total Stockholders' Equity	1,215,653	2,141,028
	____________________	____________________

Total Liabilities and Stockholders' Equity	$1,957,842	$4,205,786

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts Stated in US Dollars)

			Cumulative
			from September
			23, 1998 (Date
	Year Ended		of Inception) to
	August 31		August 31,
	2005	2004	2005

Revenues	$322,924	$-	$322,924

Expenses
General and administrative
Consulting fees and commissions	531,578	528,196	1,419,759
Depreciation	103,062	21,745	147,961
Office and general	585,061	168,154	1,062,734
Professional fees	253,774	309,186	566,396
Rent	108,756	29,086	227,796
Salaries and wages (Note 5)	1,849,479	1,867,774	4,159,644
Trade shows, travel and marketing	541,806	138,658	792,817
Research and development	567,347	316,655	1,186,493
	(4,540,863)	(3,379,454)	(9,563,600)

Loss from operations	(4,217,939)	(3,379,454)	(9,240,676)

Other income (expenses)
Gain on revaluation of liability for warrants (Note 6)	718,984	3,181,500	3,900,484
Interest income	57,372	-	57,372
Interest expense	-	(8,397)	(37,790)
Loss on settlement of accounts payable (Note 6)	-	(954,000)	(954,000)
Foreign exchange gain (loss) and other	(144,864)	145,592	80,007
Net loss for the period	$(3,586,447)	$(1,014,759)	$(6,194,603)
Basic and diluted loss per share	$(0.15)	$(0.05)
Weighted average shares outstanding	23,738,897	19,254,912

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts Stated in US Dollars)

			Cumulative
			from September
			23, 1998 (Date
	Year Ended		of Inception) to
	August 31		August 31,
	2005	2004	2005

Net loss	$(3,586,447)	$(1,014,759)	$(6,194,603)

Foreign currency translation	357,504	(72,642)	184,999
	______________________	______________________	______________________

Comprehensive loss	$(3,228,943)	$(1,087,401)	$(6,009,604)

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

			Cumulative
			From September
			23, 1998 (Date
	Year Ended August 31		of Inception) to
			August 31
	2005	2004	2005
Cash flows (used in) provided by operating activities:
Net loss	$(3,586,447)	$(1,014,759)	$(6,194,603)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	103,062	21,745	147,961
Expenses paid by affiliated company		-	301,303
Gain on revaluation of liability for warrants	(718,984)	(3,181,500)	(3,900,484)
Issue of common stock for services during the period	349,700	1,171,450	1,597,079
Stock option compensation	289,342	492,269	781,611
Loss on settlement of accounts payable		954,000	954,000
(Increase) decrease in assets
Amounts receivable	(25,522)	1,854	(25,522)
Prepayments to suppliers	92,939	(265,135)	(172,196)
Tax credits refundable	-	20,706	-
Inventory	(220,763)	(68,524)	(311,397)
Prepaid expenses	3,002	(145,469)	(142,467)
Increase (decrease) in accounts payable and accrued liabilities	32,726	515,697	728,734
	______________________	______________________	______________________
Net cash used in operating activities	(3,680,945)	(1,497,666)	(6,235,981)
	______________________	______________________	______________________
Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(359,349)	(286,816)	(684,114)
Short term investments	3,059,573	(3,392,497)	(332,924)
	_____________________	______________________	______________________
Net cash provided by (used in) investing activities	2,700,224	(3,679,313)	(1,017,038)
	______________________	______________________	_____________________
Cash flows provided by financing activities
Proceeds (Repayment) of Loans payable	-	(58,642)	54,500
Issuance of common shares	1,073,288	5,301,468	7,478,065
Shares repurchased	-	(20,000)	(20,000)
	_____________________	______________________	_____________________
Net cash provided by financing activities	1,073,288	5,222,826	7,512,565
	_____________________	______________________	______________________
Increase in cash	92,567	45,847	259,546

Effect of foreign exchange rate changes on cash	11,675	(24,546)	(109,283)
	_____________________	______________________	______________________
Net increase in cash	104,242	21,301	150,263

Cash, beginning of period	46,021	24,720	-
	______________________	______________________	______________________
Cash, end of period	$150,263	$46,021	$150,263

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$8,397	$-

Income taxes	$-	$-	$-

Non-cash Investing and Financing Activities
Issuance of shares in settlement of accounts payable	$298,500	$212,000	$770,200
Issuance of shares in settlement of loans payable	$-	$54,500	$54,500
Issuance of shares for services included in prepaid	$90,000	$16,900	$106,900
Issuance of shares on recapitalization (Note 3)	$-	$796	$796

See accompanying notes

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2005

(Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
On inception of Bulldog BC, September 23, 1998	465,000	$465	$(138)	$-	$-	$327
Issuance of stock in Bulldog BC for cash - at $0.34	20,000	20	6,683	-	-	6,703
- at $0.67	125,000	125	83,663	-	-	83,788
- at $1.34	22,500	23	30,140	-	-	30,163
Issuance of stock in Bulldog BC for services	8,000	8	16,079	-	-	16,087
Foreign exchange translation adjustment	-	-	-	(12)	-	(12)
Net loss	-	-	-	-	(114,968)	(114,968)

Balance, August 31, 1999 (Bulldog BC)	640,500	641	136,427	(12)	(114,968)	22,088
Issuance of stock in Bulldog BC for cash - at $0.68	25,000	25	16,965	-	-	16,990
- at $1.02	8,000	8	8,147	-	-	8,155
- at $1.36	2,500	2	3,398	-	-	3,400
Issuance of stock in Bulldog BC for services	34,000	34	9,494	-	-	9,528
On inception of Bulldog Nevada - at $0.001	7,035,000	7,035	-	-	-	7,035
Issuance of stock in Bulldog Nevada for cash - at $1.00	613,727	614	613,113	-	-	613,727
Foreign exchange translation adjustment	-	-	-	289	-	289
Net loss	-	-	-	-	(531,252)	(531,252)

Balance, August 31, 2000 (combined)	8,358,727	8,359	787,544	277	(646,220)	149,960

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31 , 2005

(Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2000 (combined, balance forward)	8,358,727	8,359	787,544	277	(646,220)	149,960
Issuance of stock in Bulldog Nevada for cash - at $0.002	245,000	245	130	-	-	375
- at $0.24	95,833	96	22,904	-	-	23,000
- at $0.50	80,000	80	39,920	-	-	40,000
- at $1.00	155,623	156	155,467	-	-	155,623
Issuance of stock in Bulldog Nevada for services	304,830	305	230,125	-	-	230,430
Redeemed and cancelled for Nil consideration	(861,000)	(861)	861	-	-	-
Shares issued as commission for private placements	91,120	91	(91)	-	-	-
Foreign exchange translation Adjustment	-	-	-	26,357	-	26,357
Net loss	-	-	-	-	(424,417)	(424,417)

Balance, August 31, 2001 (combined)	8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2005

(Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2001 (combined, balance forward)	8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328
Shares in Bulldog Nevada issued as commission for private placements	1,500	2	(2)	-	-	-
Issuance of stock in Bulldog Nevada for cash - at $0.24	104,167	104	24,896	-	-	25,000
- at $0.50	87,200	87	43,513	-	-	43,600
Issuance of stock in Bulldog Nevada for services	168,500	168	68,832	-	-	69,000
Foreign exchange translation adjustment	-	-	-	2,402	-	2,402
Net loss	-	-	-	-	(209,920)	(209,920)

Balance, August 31, 2002 (combined)	8,831,500	8,832	1,374,099	29,036	(1,280,557)	131,410
Issuance of stock in Bulldog Nevada for cash - at $0.25	183,000	183	45,567	-	-	45,750
Issuance of stock for services to Bulldog Nevada	10,000	10	1,863	-	-	1,873
Shares of Bulldog Nevada issued as commission for private placements	8,000	8	(8)	-	-	-
Foreign exchange translation adjustment	-	-	-	(128,899)	-	(128,899)
Net loss	-	-	-	-	(312,840)	(312,840)

Balance, August 31, 2003 (combined)	9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2005

(Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2003 (combined, carried forward)	9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)
Issuance of stock in Bulldog Nevada for cash - at $0.25	448,000	448	111,552	-	-	112,000
Issuance of stock of Bulldog Nevada for services and debt settlement	391,000	391	97,359	-	-	97,750
Redemption and cancellation of shares in Bulldog Nevada for cash - at $0.25	(80,000)	(80)	(19,920)	-	-	(20,000)
	9,791,500	9,792	1,610,512	(99,863)	(1,593,397)	(72,956)
Adjustment to the stockholders' equity of the Company at the recapitalization date (Note 3)	9,591,400	9,591	(8,795)	-	-	796
Issuance of stock for cash on private placement - at $1.00	520,000	520	519,480	-	-	520,000
Issuance of stock on debt settlement - at $1.84	600,000	600	1,103,400	-	-	1,104,000
Issuance of stock for services – at $1.50	35,500	35	53,215	-	-	53,250
Issuance of stock for services	500,000	500	999,500	-	-	1,000,000
Stock option compensation	-	-	492,269	-	-	492,269
Issuance of stock for cash on private placement - at $2.25 (net of $299,647 finder's fee)	2,219,611	2,220	-	-	-	2,220
Issuance of stock for services – at $1.50	69,000	69	103,431	-	-	103,500
Issuance of stock for services – at $1.50	15,000	15	25,335	-	-	25,350
Cancellation of shares	(500,000)	(500)	500	-	-	-
Net loss	-	-	-	-	1,014,759	(1,014,759)
Foreign exchange translation Adjustment	-	-	-	(72,642)	-	72,642)
Balance, August 31, 2004	22,842,011	22,842	4,898,847	(172,505)	(2,608,156)	2,141,028

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2005

(Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2004 (carried forward)	22,842,011	22,842	4,898,847	(172,505)	(2,608,156)	$2,141,028
Issuance of stock for cash on exercise of warrants - at $1.00 (note 6)	520,000	520	519,480	-	-	520,000
Issuance of stock for cash on exercise of warrants - at $1.90 (net of $35,317 finder's fee Note 6)	309,806	310	552,978	-	-	553,288
Issuance of shares for services - at $2.16 (note 6)	150,000	150	323,850	-	-	324,000
Adjustment arising on exercise of warrants (Note 6)	-	-	292,738	-	-	292,738
Issuance of shares for services - at $1.50 ( Note 5)	183,000	183	274,317	-	-	274,500
				-	-
Issuance of shares as settlement - at $1.00 (Note 6)	12,500	12	12,488	-	-	12,500
Issuance of shares for services - at $1.24 (Note 6)	30,000	30	37,170	-	-	37,200
Stock option compensation (Note 7)	-	-	289,342	-	-	289,342
Net loss	-	-	-	-	(3,586,447)	(3,586,447)
Foreign exchange translation adjustment	-	-	-	357,504	-	357,504

Balance, August 31, 2005	24,047,317	$24,047	$7,201,210	$184,999	$(6,194,603)	$1,215,653

(a)

Prior to the recapitalization in November 2003, the stockholders' equity represents the combined shares and balances of Bulldog Nevada and Bulldog BC exchanged on a one for one basis on recapitalization (Note 3).

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2005 and August 31, 2004

(Amounts Stated in US Dollars)

Note 1	Description of Business and Accounting for Reverse Acquisition

The Company was incorporated under the laws of the State of Nevada on June 18, 2002 as Northward Ventures, Inc. ("Northward") and was previously involved in mineral exploration activity. In November 2003, the Company acquired control of Bulldog Technologies (BC) Inc. ("Bulldog BC") and Bulldog Technologies Inc. ("Bulldog Nevada"). Bulldog BC was incorporated under the laws of British Columbia on September 23, 1998 and carries on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Nevada was incorporated in the State of Nevada on January 18, 2000 primarily to raise financing for Bulldog BC. Prior to the share exchange, Bulldog BC and Bulldog Nevada were under common control. On November 7, 2003, the Company changed its name to Bulldog Technologies Inc. and merged with Bulldog Nevada such that after closing the consolidated entity consists of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) and its subsidiary, Bulldog BC.

In accordance with provisions governing the accounting for reverse acquisitions (Note 3), the accounts are presented as a continuation of Bulldog BC and Bulldog Nevada, combined.

Note 2	Summary of Significant Accounting Policies

Principles of Consolidation and Ability to Continue as Going Concern

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its subsidiary, Bulldog Technologies (BC) Inc. All significant inter-company transactions have been eliminated on consolidation. The Company is currently in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at August 31, 2005, the Company has accumulated consolidated operating losses since inception of $6,194,603. The continuation of the Company is dependent upon the successful completion of development and marketing of its security systems, the continuing support of creditors and stockholders as well as achieving a profitable level of operations. At August, 2005, the Company received cash of $2.1 million from the issuance of convertible notes on September 2, 2005. (Note 10). Management anticipates that it requires approximately $3.5 million over the next twelve months to continue operations. To the extent that cash needs are not achieved from operating cash flow and existing cash on hand, the Company will raise necessary cash through equity issuances and/ or debt financing. Amounts raised will be used to continue the development of the Company's products, roll out the Company's products to market and for general working capital purposes.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although there are no assurances that management's plans will be realized, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company’s management to make estimates and assumptions which affect the amounts reported in these consolidated financial statements, the notes thereto, and the disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with maturities at point of purchase of three months or less.

Short-term investments

Short-term investments consist of guaranteed investment certificates with a Canadian financial institution and are stated at cost.

Inventory

Inventory, consisting primarily of electronic and plastic components, is stated at the lower of cost and market determined using the first-in-first-out method. Market is determined using replacement cost for components and estimated net realizable value for work in progress and finished goods. The inventory is comprised as follows:

	Year ended August 31
	2005	2004
Components	$154,289	$90,634
Work in progress	63,940	-
Finished goods	111,236	-
	$329,465	$90,634

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation has been calculated using the following annual rates and methods:

Computer equipment and software	30% declining-balance
Furniture and fixtures and office equipment	20% declining-balance
Engineering equipment	20% declining-balance
Trade show fixtures	50% straight-line
Moulds and tools	50% straight-line

Leasehold improvements are depreciated over the lesser of the economic life or the lease term of eight years.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, including cash and short-term investments, amounts receivable, accounts payable and accrued liabilities approximate cost because of their short-term nature.

Foreign Currency Translation and Transactions

The Company’s functional currency is the Canadian dollar, with the United States dollar as the reporting currency.

Assets and liabilities of the subsidiary, Bulldog BC, which are denominated in Canadian dollars, are translated to US dollars at the exchange rate in effect at balance sheet date. Revenue and expenses are translated to US dollars using the average rate in effect for the period. The cumulative effect of any translation gains or losses is included in the Accumulated Other Comprehensive Loss account in Stockholders’ Equity.

The Company also engages in transactions in US dollars. Transactions in US dollars are initially translated to the functional currency using the exchange rate in effect on the transaction date. Monetary assets and liabilities existing at the year end are then translated at the exchange rate in effect at the year end. All exchange gains or losses resulting from foreign currency transactions are included in the determination of net income (loss) for the period.

Revenue Recognition

The Company generated incidental revenue from the provision of consulting engineering services to one customer during the year ended August 31, 2005. Such revenues are recognized as the services are provided. The Company has not yet made sales of its products and systems. Sales of products will be recognized when products are shipped, the title and risk of loss have passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured.

Research and Development

Research and development costs are charged to expense as incurred.

Marketing and Advertising

Marketing and advertising costs are charged to expense as incurred.

Loss Per Share

The Company reports basic loss per share in accordance with SFAS No. 128, “Earnings Per Share” (“EPS”). Basic loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts were exercised. In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

For the year ended August 31, 2005, potentially dilutive common shares (relating to options and warrants outstanding at year end) totalling 6,619,902 (2004 – 6,069,708) were not included in the computation of loss per share because their effect was anti-dilutive.

Comprehensive Income (loss)

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and presentation of comprehensive income (loss), its components and accumulated balances. This standard defines comprehensive income (loss) as the changes in stockholders’ equity of an enterprise except those resulting from investments by owners and distributions to owners.

Income Taxes

The Company follows SFAS No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. (Note 11)

Valuation of Long-Lived Assets

The Company evaluates the future recoverability of its property, plant and equipment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the net book value of such assets exceeds the estimated undiscounted future cash flows attributable to such assets. Impairment, if any, is assessed using discounted cash flows. Long-lived assets to be disposed of by sale are measured at the lower of carrying amount or fair value less cost of sale. No impairment was required to be recognized during the periods presented in these consolidated financial statements.

Stock Option Compensation

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" to account for stock options granted to non-employees using the fair value based method prescribed in SFAS 123. Stock option compensation for non-employees is re-measured on each balance sheet date until options vest.

The Company has elected to continue to measure compensation cost for employees under Accounting Principles Board ("APB") Opinion No. 25, including interpretations provided in Interpretation ("FIN") No. 44. Generally, under APB No. 25 compensation expense is recognized for options granted to employees and directors (for their services as directors) only if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123 requires the Company to provide pro forma information regarding net loss and loss per share as if compensation cost for the Company's stock options granted to employees had been determined in accordance with the fair value based method prescribed in SFAS 123.

The Company has not adopted the fair value method of accounting under SFAS No. 148 for stock-based compensation to employees. Consequently, related pro forma information as required under SFAS No. 123 has been disclosed below in accordance with SFAS No. 148.

	Year ended August 31
	2005	2004
Net loss, as reported	$(3,586,447)	$(1,014,759)
Deduct: Total stock-based employee compensation expense determined under fair-value based method	(2,844,647)	(186,767)

Pro-forma net loss	$(6,431,094)	$(1,201,526)
Loss per share:
Basic and diluted – as reported	$(0.15)	$(0.05)
Basic and diluted – pro-forma	$(0.27)	$(0.06)

The weighted average fair value of the options granted during the year ended August 31, 2005 to employees was $1.60 (2004 - $1.98) per option estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0% (2004 – 0%), expected volatility of 186% (2004 - 186%), risk-free rate of 3.63% - 3.86% (2004- 3.07% - 3.64%) and an expected life of 5 years (2004 - 5 years). Such amount is being amortized on a straight-line basis over the vesting periods ranging from 10 to 36 months.

New Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 15, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.

The Company has not yet determined the effect of future implementation of these new standards on its consolidated financial statements.

Comparative Figures

Certain prior year figures have been reclassified to conform with the current year's presentation.

Note 3	Recapitalization

In November 2003, the Company closed an agreement with the stockholders of Bulldog BC and Bulldog Nevada (companies under common control) whereby the Company acquired the issued and outstanding shares of Bulldog BC and Bulldog Nevada on a one-for-one basis in exchange for 710,000 and 9,081,500 shares of the Company's common stock, respectively. At the acquisition date, all of Bulldog Nevada's shares had been exchanged while 695,800 of Bulldog BC's common shares had been exchanged leaving 14,200 common shares of Bulldog BC still to be exchanged. As at August 31, 2005, only 2,000 shares still had to be exchanged.

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisition because the former stockholders of Bulldog BC and Bulldog Nevada controlled approximately 51% of the Company's common stock immediately upon conclusion of the transaction and the continuing business is that of Bulldog BC and Bulldog Nevada. Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog BC and Bulldog Nevada. The value assigned to common stock of the Company was $796.

Unaudited pro-forma revenue, net loss and loss per share assuming the transaction had been completed on September 1, 2003 was as follows:

2004
Revenue	$-
Net loss for the year	$(1,029,834)
Basic and diluted loss per share	$(0.06)

Note 4	Short-term Investments

Short-term investments as at August 31, 2005 consist of amounts held under guaranteed investment certificates of the Royal Bank of Canada and bearing interest at rates ranging from 1.6% to 2.1% per annum, maturing on various dates through April 2006.

The Company has an operating line of credit of $450,000 (2004 - $750,000) bearing interest at the prevailing market rate, payable monthly. The line of credit was undrawn as at August 31, 2005 and 2004. The Company's line of credit agreement is collateralized by the short-term investments.

Note 5	Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

(a)           The Company entered into agreements with two directors for services commencing November 17, 2003 whereby the Company agreed to issue an aggregate of 275,000 shares of common stock vesting monthly of which 23,000 shares were issued in November 2003 and 69,000 shares were issued in June 2004. The remaining 183,000 shares were issued during the year ended August 31, 2005. The Company has recorded, as compensation expense, $102,000 in respect of shares earned by the directors during the year ended August 31, 2005 (2004 - $310,500) under these agreements based on the quoted market price of $1.50 per share of common stock on the agreement date. At August 31, 2005, accounts payable and accrued liabilities are $nil (August 31, 2004 - $172,500) as all common shares have been issued to the directors of the Company.

(b)           On December 24, 2003, Bulldog BC entered into an employment contract for a three-year term with the Company’s president. The terms of the agreement provided that commencing September 1, 2003, the president would receive as part of his compensation 1,100,000 shares issuable as follows: 500,000 on signing the agreement (issued) and 300,000 shares on each of October 1, 2004 and October 1, 2005.

On January 16, 2004, the Company issued the initial 500,000 non-forfeitable, fully-vested shares of common stock to the Company’s president. Compensation expense based upon the quoted market price of these common shares on the agreement date totalled $1,000,000 and was amortized on a straight-line basis over the first-year term of the contract. At August 31, 2004, the full amount pertaining to stock compensation was charged to expense.

On August 5, 2004, the Company renegotiated the terms of the employment contract with its president and entered into a new agreement with an effective date of August 1, 2004. Under the terms of the new employment agreement, the president agreed to forfeit his rights to the 1,100,000 shares. As part of the agreement the initial, 500,000 previously issued shares of common stock were returned and cancelled. Pursuant to the 2004 Stock Option Plan (Note 7), the president was also granted 800,000 stock options exercisable at an option price of $1.60 per share.

(c)           During the year ended August 31 2005, the Company paid a director $12,000 (August 31, 2004 - nil) for services rendered.

Related party transactions were recorded at the exchange amount, being the amount established and agreed to by the related parties.

Note 6	Capital Stock

Prior to the Share Exchange with Bulldog Nevada and Bulldog BC

In October 2003, Bulldog Nevada issued 448,000 common shares at $0.25 per share for proceeds of $112,000 pursuant to a private placement.

Immediately prior to the acquisition of Bulldog BC and Bulldog Nevada, the Company completed a 4.34 for 1 split of its common stock and concurrently two stockholders of the Company surrendered 6,680,000 common shares to the Company for cancellation. No consideration was paid on redemption of these shares.

In September 2003, Bulldog Nevada issued 25,000 non-forfeitable, fully vested common shares at $0.25 per share for services rendered totalling $6,250, 118,000 common shares on settlement of loans payable (Note 6) of $29,500 (including accrued interest) and 248,000 non-forfeitable, fully vested common shares to settle accounts payable of $62,000. Included in the settlement of accounts payable was the settlement of $50,000 of accounts payable due to the Company’s President in exchange for 200,000 shares of common stock. The value of common shares issued was based on the estimated fair value (using the most recent private placement price received from third parties) of Bulldog Nevada’s common shares on the respective agreement dates.

In November 2003, Bulldog Nevada repurchased and cancelled 80,000 common shares for $20,000.

After the Share Exchange with Bulldog Nevada and Bulldog BC

Capital Stock transactions not disclosed elsewhere in these consolidated financial statements are summarized as follows:

In connection with the Share Exchange Agreement in November 2003 (Note 3), the Company completed a private placement and issued 520,000 units to one investor at a price of $1.00 per unit. $25,000 was received during the year ended August 31, 2003 (Note 6). Each unit was comprised of one common share and one share purchase warrant which entitled the holder to purchase an additional common share for $1.00 up to November 2005. On October 19, 2004, 520,000 share purchase warrants were exercised for gross proceeds of $520,000.

In December 2003 and January 2004, the Company issued 600,000 non-forfeitable, fully vested common shares to settle $150,000 of accounts payable. A loss of $954,000 was recognized in respect of the settlement of accounts payable based upon the quoted market price of the Company’s common stock on the respective agreement dates. Such amounts have been recognized in the Company’s consolidated statements of operations for the year ended August 31, 2004.

In December 2003 and January 2004, the Company issued 35,500 non-forfeitable, fully vested shares of common stock to directors of the Company pursuant to an employment and director agreements (Note 5). The value attributable to the common stock was $53,250 based on the quoted market price of the Company’s common stock on the issuance dates.

In April 2004, the Company completed a private placement and issued 2,219,611 units for gross proceeds of $4,994,125. Each unit consisted of one common share, 1/4 Series A share purchase warrant and 1/2 Series B share purchase warrant. The Company issued 554,902 Series A share purchase warrants exercisable at $3.50 per share for a period of five years and 1,109,806 Series B share purchase warrants exercisable at $2.25 per share until the earlier of fourteen months after April 14, 2004 or eight months after a registration statement is declared effective (June 2, 2004). As part of the private placement, the Company paid a placement fee of $299,657. Additionally the Company will pay 6% of any monies received on the exercise of these warrants.

In accordance with the Registration Rights Agreement executed in conjunction with the Securities Purchase Agreement dated April 2004, the Company was required to use its best efforts to file and cause the registration statement of the Company's common stock to be declared effective under the Securities Act of 1933, as amended, as promptly as possible, but in any event, no later than the earlier of the 90th calendar day following the closing date of the agreement and the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments (the "Effective Date"). The Company is also required to keep the registration statement continuously effective for a period of two years from the Effective Date.  Consequently, the Series A and B warrants issued in connection with the private placement are deemed to require net-cash settlement and are classified as liabilities in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-19.  Accordingly, the Company initially recorded as a liability the entire proceeds of the private placement. Subsequently, such amount is being re-measured on each balance sheet date based on the fair value of the warrants with the adjustment charged to the Statement of Operations.

As at August 31, 2005, a liability for the fair value of the remaining outstanding warrants of $499,026 (2004 - $1,510,768) was recorded on the balance sheet and $718,984 (2004 - $3,181,500) was recorded as gain on revaluation of liability for warrants subject to registration rights in the Statements of Operations for the year ended August 31, 2005.  The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions as at August 31, 2005: dividend yield of 0% (August 31, 2004 - 0%), expected volatility of 186% (August 31, 2004 – 186%), risk-free interest rate of 3.77% - 4.12% (August 31, 2004 – 3.07% - 3.64%) and an expected life of 3.62 years (August 31, 2004 - 5 years) for the Series A warrants. The Series B warrants expired during the year ended August 31, 2005.

Upon the exercise, cancellation or lapsing of obligations under the Registration Rights Agreement, a pro-rata amount of the liability will be reclassified to Stockholders' Equity using the Black-Scholes value as of that date.

On May 4, 2004 the Company entered into an employment agreement with an employee, to issue 150,000 shares of the Company's common stock as compensation, of which 75,000 shares were issued on November 29, 2004 and another 75,000 were issued to him on March 11, 2005. The value attributed to the common stock issued to the employee was $324,000 based on the quoted market value of the Company's common stock of $2.16 per share on the agreement date of May 4, 2004. At August 31, 2005 prepaid expenses includes $90,000 in respect of common shares issued to the employee but not yet earned by the employee under this agreement based on the quoted market price of $2.16 per share of common stock on the agreement date. As at August 31, 2004, accounts payables and accrued liabilities included $126,000 due to the employee for 58,333 shares of common stock earned to date.

In June 2004, the Company issued 69,000 non-forfeitable, fully vested shares of common stock to directors of the Company pursuant to an employment and director agreements (Note 5). The value attributable to the common stock was $103,500 based on the quoted market price of the Company’s common stock at the agreement date.

On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of those warrants for gross proceeds of $588,605. The Company paid a placement fee in cash of $35,317, 6% of the gross proceeds as required under the original private placement agreement to the placement agent who originally identified the investors in April 2004. As an inducement to early exercise, the Company temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if exercised on or before November 5, 2004. All other terms and conditions of the warrants remained unchanged. As at November 5, 2004, $292,738 was recorded as additional paid-in capital on revaluation of the liability for warrants subject to registration rights. This balance represented the prorated amount of the liability on exercise date of November 5, 2004.  The fair value of the warrants was estimated using the Black-Scholes option pricing model at that date with the following assumptions: dividend yield of 0%, expected volatility of 186%, risk-free interest rate of 3.51% and an expected life of 10 months for the exercised Series B warrants. Exercise of the 520,000 warrants in October 2004 did not affect the liability accrual for net cash settlement.

On April 18, 2005 the Company issued 12,500 shares to a former employee as full and final settlement of an employment claim. The shares were valued at $1.00 per share which represents the quoted market price at the date of settlement.

In July 2004, the Company entered into a six-month service agreement to issue 5,000 shares per month for a total of 30,000 shares to be issued. Upon expiry the Company extended the original agreement on a month-to-month basis under the original terms. During August 2004, the Company issued 15,000 shares pursuant to the agreement. The value attributed to the common stock was $25,350 based on the quoted market price of the Company's common stock of $1.69 per share at the agreement date. The Company issued 30,000 shares of common stock during the year ended August 31, 2005 based on the weighted average market price of $1.24 for services rendered up to the date of termination of the contract. The agreement was terminated during the 2005 fiscal year.

Note 7	Stock Option Compensation

Stock Options to Non-Employees

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation", which requires compensation costs associated with stock options granted to non-employees to be recognized based on the fair value of the stock options using the Black-Scholes option pricing model. Stock-based compensation for non-employees is re-measured on each balance sheet date until such options vest. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. Unvested stock options are re-measured on each balance sheet date for the purpose of determining stock option compensation, and are amortised on a straight-line basis over the vesting period of 10 months.

The fair value of these options using the Black-Scholes option pricing model was based on the following weighted average assumptions:

	As at August 31, 2005	As at August 31, 2004
Dividend yield	Nil%	Nil%
Risk-free interest rate	4.12%	3.07%
Expected volatility of the market price
of the Company's common stock	186%	186%
Expected life of the options	5 years	5 years

Compensation expense is amortized over the vesting period and for the year ended August 31, 2005, expenses totalling $289,342 (2004 - $492,269)were included in consulting fees and commissions in the Consolidated Statement of Operations.

The following table summarizes the stock option transactions and the weighted average exercise prices thereof:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 1, 2003	-	$-
Granted	3,885,000	$1.63
Outstanding at August 31, 2004	3,885,000	$1.63
Granted	2,830,000	$1.62
Forfeited	(650,000)	$1.65
Outstanding at August 31, 2005	6,065,000	$1.60
Exercisable at August 31, 2005	2,056,667	$1.59
Exercisable at August 31, 2004	277,500	$1.34

During 2005, the Company granted 2,580,000 (2004 – 3,510,000) stock options to employees and 250,000 (2004 – 375,000) stock options to non-employees. The weighted average fair value per option granted (based on the value determined at the respective grant dates) was $1.60 and $2.00 for 2005 and 2004.

A summary of the common share options exercisable and outstanding at August 31, 2005 is as follows:

Outstanding Number	Exercise Price	Expiry Date	Exercisable Number
175,000	$0.50	February 25, 2009	175,000
150,000	$2.20	May 4, 2009	150,000
50,000	$2.20	May 14, 2009	50,000
50,000	$2.42	July 16, 2009	50,000
2,760,000	$1.60	August 5, 2009	970,000
50,000	$1.64	August 5, 2009	50,000
1,900,000	$1.60	December 16, 2009	380,000
100,000	$1.60	December 22, 2009	80,000
780,000	$1.70	January 25, 2010	126,667
50,000	$1.15	March 14, 2010	25,000
6,065,000			2,056,667

Employee Stock Option Plan

No compensation expense was recorded for options granted to employees under the intrinsic method of accounting in the reporting periods as the exercise prices equals or exceeds the fair market values of the Company's common stock on the respective dates of grant in 2004.

In March 2004, the Board of Directors approved the Company's 2004 Stock Option Plan ("the 2004 Plan"). The 2004 Plan provides for the granting of stock options to key employees, directors and consultants to purchase up to 5,000,000 common shares of the Company. Under the 2004 Plan, the granting of incentive and non-qualified stock options, exercise prices and terms are determined by the Board of Directors. For incentive options, the exercise price shall not be less than the fair market value of the Company's common stock on the grant date. (In the case of options granted to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's stock on the date of grant, the option price must not be less than 110% of the fair market value of common stock on the grant date.) Options granted are not to exceed terms beyond ten years (5 years in the case of an incentive stock option granted to a holder of 10 percent of the Company's common stock). Unless otherwise specified by the Board of Directors, stock options shall vest at the rate of 25% per year starting one year following the granting of options.

The 2004 Stock Option Plan was amended and effective November 17, 2004 authorized the issuance of a maximum of 7,000,000 shares of common stock to eligible employees, directors, officers and employees of the company or its subsidiaries.

Warrants

The following table summarizes the number of fully exercisable warrants transactions during the nine-months ended August 31, 2005:

	Number of Warrants	Weighted Average Exercise Price
Balance, September 1, 2003	-	$-
Issued	2,184,708	$2.27
Balance, August 31, 2004	2,184,708	$2.27
Exercised	(520,000)	$1.00
Exercised	(309,806)	$1.90
Expired	(800,000)	$2.25
Balance August 31, 2005	554,902	$3.50

A summary of share purchase warrants outstanding at August 31, 2005 is as follows:

Number	Exercise Price	Expiry Date	Warrant Type
554,902	$3.50	April 15, 2009	Series A warrants

In September 2005, the Company agreed to revise the exercise price of the warrants to $1.25 per share.

Note 8	Property, Plant and Equipment

	As at August 31, 2005	As at August 31, 2004
Computer equipment and software	$142,424	$60,415
Engineering equipment	142,150	11,924
Furniture, fixtures and office equipment	121,962	79,506
Leasehold improvements	143,787	103,368
Trade show fixtures	29,389	17,319
Moulds	122,624	42,689
	702,336	315,221
Less: Accumulated depreciation	(128,260)	(36,382)
	$574,075	$278,839

Note 9	Commitments

The Company entered into agreements to lease premises in Richmond, Canada, with a lease commencing on July 1, 2004 and expiring on July 1, 2009. The minimum annual lease payments over the term of the lease are summarized as follows:

Year ending August 31	$
2006	119,730
2007	121,544
2008	130,614
2009	108,845

The above amounts represent the commitments for basic rent. The cumulative lease costs are being amortized on a straight-line basis and charged to expense over the term of the lease.

Note 10	Subsequent Events

(i)            The Company entered into agreement with four accredited investors to sell an aggregate of $2,100,000 of 6% convertible notes which entitle the investors to convert all or any part of the principal outstanding under the convertible notes into common shares at $1.06 per share, subject to adjustment according to the terms of the note agreement. Net proceeds were received on September 2, 2005 totalling $1,974,000 (after deducting the agent’s fee of $126,000). Pursuant to the terms of the note agreement, the notes are convertible into shares of the company’s common stock. The interest payable on the principal amount outstanding under the convertible notes is payable quarterly in cash or common shares, with the number of shares to be determined by dividing the interest payable by the market price as defined in the note agreement.

As part of the private placement, each investor also received share purchase warrants. Each share purchase warrant entitles the investor to purchase the number of shares of common stock equal to 40% of the total number of shares of common stock exercisable upon conversion of the convertible note at the time of issuance of the convertible note and is exercisable for a period of five years, at an exercise price per warrant of $1.25, subject to adjustment in accordance with the terms of the warrant. The Company issued 792,453 warrants to the four investors on August 29, 2005 and an additional 166,415 warrants to a placement agent on the same terms.

The convertible notes will mature on August 29, 2010. The convertible notes provide that the holder of the notes may convert the outstanding principal and accrued interest into shares of our common stock.

The Company may elect to make the quarterly interest payments in shares of common stock at a conversion price equal to the then current market price, which is equal to the closing sale price of our company's common stock (or if no closing sale prices are reported, the average of the closing bid and ask prices) for the 20 day period immediately prior to the date of the interest payment.

In accordance with the Convertible Note and Warrant Purchase Agreement, the Company was required to use its best efforts to file and cause the registration statement of the Company's common stock to be declared effective under the Securities Act of 1933, as amended, as promptly as possible. The Company is also required to keep the registration statement continuously effective for a period of two years from the effective date.

(ii) In September, 2005, the Company incorporated a wholly owned subsidiary in Mexico with an issued and paid up capital of MXP50,000 (US$4,630) to conduct business in Mexico.

Note 11	Income Taxes

The Company had potential net operating loss carry forwards as follows:

	2005	2004
Net operating loss carried forwards	$8,655,000	$5,420,000

Net operating losses carried forward, if not utilized to offset taxable income in future periods, expire between the years 2007 and 2025. Included in the losses above are Scientific Research and Experimental Development (SRED) Expenditures of approximately $400,000 which are available indefinitely for future deduction against taxable income

The tax effects of temporary differences that give rise to the Company’s deferred tax assets are as follows:

	2005	2004
Net operating loss carry forwards	$3,177,000	$2,044,000
Capital assets	35,000	12,000
Valuation allowance	(3,212,000)	(2,056,000)
Deferred tax assets (liabilities)	$-	$-

The provision for income taxes differ from the amount estimated using the federal statutory income tax rate as follows:

	2005	2004
Provision (benefit) at the federal statutory rate	$(1,266,000)	$(353,000)
Non-taxable expense (income), net	110,000	(957,000)
Effect of change in statutory rate	-	82,000
Increase in valuation allowance	1,156,000	1,228,000
	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operation. When circumstances change and this causes a change in management’s judgement about the recoverability of deferred tax assets the impact of the change in the valuation allowance is reflected in current income.

Note 12	Contingent Liabilities

During the normal course of business activity, the Company was involved in litigation proceedings, certain lawsuits and other claims at August 31, 2005. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material adverse effect on the Company's consolidated financial statements. The outcome of these matters is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement.

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005 and August 31, 2005

(Unaudited - Amounts Stated in US Dollars)

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Amounts Stated in US Dollars)

	(Unaudited)
	November 30,	August 31,
Assets	2005	2005
Current
Cash	$25,651	$150,263
Short-term investments (Note 4)	1,087,243	464,834
Amount receivable	51,595	26,526
Prepayment to trade supplier	164,173	172,196
Inventory (Note 5)	696,516	329,465
Prepaid expenses (Note 8)	212,326	240,483

Total current assets	2,237,504	1,383,767

Property, plant and equipment	584,327	574,075
Deferred financial costs (Note 10)	368,551	-

Total Assets	$3,190,382	$1,957,842

Liabilities and Stockholders' Equity
Liabilities
Current
Bank loan (Note 6)	$64,273	$-
Accounts payable and accrued liabilities	376,403	243,163
Liability for warrants subject to registration (Notes 8 and 10)	1,994,199	499,026

Total current liabilities	2,434,875	742,189

Long-term Liabilities
Convertible notes payable (Note 10)	439,261	-

Total liabilities	2,874,136	742,189

Stockholders' Equity
Capital Stock (Note 8)
Preferred stock, par value $0.001 per share
10,000,000 authorized, none issued
Common stock, par value $0.001 per share
100,000,000 authorized
24,259,581 issued (August 31, 2005: 24,047,317 issued)	24,259	24,047
Additional paid-in capital	8,181,836	7,201,210
Accumulated other comprehensive income
- cumulative translation adjustment	242,115	184,999
Deficit accumulated during the development stage	(8,131,964)	(6,194,603)

Total Stockholders' Equity	316,246	1,215,653

Total Liabilities and Stockholders' Equity	$3,190,382	$1,957,842

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited – Amounts Stated in US Dollars)

			Cumulative from
	Three Months	Three Months	September 23, 1998
	Ended	Ended	(Date of Inception) to
	November 30, 2005	November 30, 2004	November 30, 2005

Revenues	$-	$-	$322,924

Expenses
General and administrative
Consulting fees and commissions (Note 9)	81,921	215,658	1,501,680
Depreciation	45,855	15,155	193,816
Office and general	199,148	81,469	1,261,882
Professional fees	56,562	49,287	622,958
Rent	34,525	8,921	262,321
Salaries and wages	446,964	365,678	4,606,608
Trade shows, travel and marketing	150,770	129,624	943,587
Research and development	211,585	99,969	1,398,078

	(1,227,330)	(965,761)	(10,790,930)

Loss from operations	(1,227,330)	(965,761)	(10,468,006)

Other income (expenses)
Gain (loss) on revaluation of liability for warrants subject to registration rights (Notes 8 and 10)	(507,539)	(195,330)	3,392,945
Interest expense	(190,175)	-	(227,965)
Interest income	10,950	20,906	68,322
Loss on settlement of accounts payable	-	-	(954,000)
Foreign exchange gain (loss)	(23,267)	-	56,740

Net loss for the period	$(1,937,361)	$(1,140,185)	$(8,131,964)

Basic and diluted loss per share	$(0.08)	$(0.05)

Weighted average shares outstanding	24,058,980	23,224,265

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited – Amounts Stated in US Dollars)

			Cumulative from
	Three Months	Three Months	September 23, 1998
	Ended	Ended	(Date of Inception) to
	November 30, 2005	November 30, 2004	November 30, 2005

Net loss for the period	$(1,937,361)	$(1,140,185)	$(8,131,964)

Foreign currency translation	57,116	313,406	242,115

Comprehensive loss	$(1,880,245)	$(826,779)	$(7,889,849)

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited – Amounts Stated in US Dollars)

			Cumulative from
	Three Months	Three Months	September 23, 1998
	Ended	Ended	(Date of Inception) to
	November 30, 2005	November 30, 2004	November 30, 2005

Cash flows provided (used in) by operating activities:
Net loss for the period	$(1,937,361)	$(1,140,185)	$(8,131,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	45,855	15,155	193,816
Expenses paid by affiliated company	-	-	301,303
Issue of common stock for services during the period	-	-	1,597,079
Stock option compensation	7,246	194,787	788,857
Loss (gain) on revaluation of liability for warrants subject to registration rights	507,539	195,330	(3,392,945)
Loss on settlement of accounts payable	-	-	954,000
Amortization of beneficial conversion option	129,070	-	129,070
Accretion and amortization of note discount	19,406	-	19,406

(Increase) decrease in assets
Receivables	(25,599)	-	(51,121)
Prepayment to suppliers	8,023	(11,935)	(164,173)
Inventory	(373,794)	(46,900)	(685,191)
Prepaid expenses	58,002	(110,509)	(84,465)
Increase in accounts payable and accrued liabilities	137,821	47,173	866,555

Net cash used in operating activities	(1,423,792)	(857,084)	(7,659,773)

Cash flows used in investing activities
Purchase of property, plant and equipment	(66,046)	(22,652)	(750,160)
Purchase of short-term investments	(629,347)	(95,395)	(962,271)

Cash used in investing activities	(695,393)	(118,047)	(1,712,431)

Cash flows provided by (used in) financing activities
Bank loan	64,273	-	64,273
Loans payable	-	-	54,500
Issuance of common shares	-	1,073,288	7,478,065
Issuance of convertible notes, net of issue costs	1,883,450	-	1,883,450
Shares repurchased	-	-	(20,000)

Net cash provided by financing activities	1,947,723	1,073,288	9,460,288

Increase (decrease) in cash	(171,462)	98,157	88,084
Effect of foreign exchange rate changes on cash	46,850	9,233	(62,433)

Net (decrease) increase in cash	(124,612)	107,390	25,651
Cash and cash equivalents, beginning of period	150,263	46,021	-

Cash and cash equivalents, end of period	$25,651	$153,411	$25,651

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-	$21,413

Income taxes	$-	$-	$-

Non-cash Investing and Financing Activities
Issuance of shares in settlement of accounts payable	$-	$162,000	$770,200
Issuance of shares in settlement of loans payable	$-	$-	$54,500
Issuance of shares for services included in prepaid expenses	$63,000	$-	$261,000
Issuance of shares upon conversion of convertible notes payable	$137,547	$-	$137,547
Issuance of shares on recapitalization (Note 3)	$-	$-	$796

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to November 30, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
On inception of Bulldog BC, September 23, 1998	465,000	$465	$(138)	$-	$-	$327
Issuance of stock in Bulldog BC for cash - at $0.34	20,000	20	6,683	-	-	6,703
- at $0.67	125,000	125	83,663	-	-	83,788
- at $1.34	22,500	23	30,140	-	-	30,163
Issuance of stock in Bulldog BC for services	8,000	8	16,079	-	-	16,087
Foreign exchange translation adjustment	-	-	-	(12)	-	(12)
Net loss	-	-	-	-	(114,968)	(114,968)

Balance, August 31, 1999 (Bulldog BC)	640,500	641	136,427	(12)	(114,968)	22,088
Issuance of stock in Bulldog BC for cash - at $0.68	25,000	25	16,965	-	-	16,990
- at $1.02	8,000	8	8,147	-	-	8,155
- at $1.36	2,500	2	3,398	-	-	3,400
Issuance of stock in Bulldog BC for services	34,000	34	9,494	-	-	9,528
On inception of Bulldog Nevada - at $0.001	7,035,000	7,035	-	-	-	7,035
Issuance of stock in Bulldog Nevada for cash - at $1.00	613,727	614	613,113	-	-	613,727
Foreign exchange translation adjustment	-	-	-	289	-	289
Net loss	-	-	-	-	(531,252)	(531,252)

Balance, August 31, 2000 (combined)	8,358,727	8,359	787,544	277	(646,220)	149,960

SEE ACCOMPANYING NOTES

Continued

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to November 30, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2000 (combined, balance forward)	8,358,727	8,359	787,544	277	(646,220)	149,960
Issuance of stock in Bulldog Nevada for cash - at $0.002	245,000	245	130	-	-	375
- at $0.24	95,833	96	22,904	-	-	23,000
- at $0.50	80,000	80	39,920	-	-	40,000
- at $1.00	155,623	156	155,467	-	-	155,623
Issuance of stock in Bulldog Nevada for services	304,830	305	230,125	-	-	230,430
Redeemed and cancelled for Nil consideration	(861,000)	(861)	861	-	-	-
Shares issued as commission for private placements	91,120	91	(91)	-	-	-
Foreign exchange translation Adjustment	-	-	-	26,357	-	26,357
Net loss	-	-	-	-	(424,417)	(424,417)

Balance, August 31, 2001 (combined)	8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328

SEE ACCOMPANYING NOTES

Continued

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to November 30, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2001 (combined, balance forward)	8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328
Shares in Bulldog Nevada issued as commission for private placements	1,500	2	(2)	-	-	-
Issuance of stock in Bulldog Nevada for cash - at $0.24	104,167	104	24,896	-	-	25,000
- at $0.50	87,200	87	43,513	-	-	43,600
Issuance of stock in Bulldog Nevada for services	168,500	168	68,832	-	-	69,000
Foreign exchange translation adjustment	-	-	-	2,402	-	2,402
Net loss	-	-	-	-	(209,920)	(209,920)

Balance, August 31, 2002 (combined)	8,831,500	8,832	1,374,099	29,036	(1,280,557)	131,410
Issuance of stock in Bulldog Nevada for cash - at $0.25	183,000	183	45,567	-	-	45,750
Issuance of stock for services to Bulldog Nevada	10,000	10	1,863	-	-	1,873
Shares of Bulldog Nevada issued as commission for private placements	8,000	8	(8)	-	-	-
Foreign exchange translation adjustment	-	-	-	(128,899)	-	(128,899)
Net loss	-	-	-	-	(312,840)	(312,840)

Balance, August 31, 2003 (combined)	9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)

SEE ACCOMPANYING NOTES

Continued

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to November 30, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2003 (combined, carried forward)	9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)
Issuance of stock in Bulldog Nevada for cash - at $0.25	448,000	448	111,552	-	-	112,000
Issuance of stock of Bulldog Nevada for services and debt settlement	391,000	391	97,359	-	-	97,750
Redemption and cancellation of shares in Bulldog Nevada for cash - at $0.25	(80,000)	(80)	(19,920)	-	-	(20,000)
	9,791,500	9,792	1,610,512	(99,863)	(1,593,397)	(72,956)
Adjustment to the stockholders' equity of the Company at the recapitalization date (Note 3)	9,591,400	9,591	(8,795)	-	-	796
Issuance of stock for cash on private placement - at $1.00	520,000	520	519,480	-	-	520,000
Issuance of stock on debt settlement - at $1.84	600,000	600	1,103,400	-	-	1,104,000
Issuance of stock for services – at $1.50	35,500	35	53,215	-	-	53,250
Issuance of stock for services	500,000	500	999,500	-	-	1,000,000
Stock option compensation	-	-	492,269	-	-	492,269
Issuance of stock for cash on private placement - at $2.25 (net of $299,647 finder's fee)	2,219,611	2,220	-	-	-	2,220
Issuance of stock for services – at $1.50	69,000	69	103,431	-	-	103,500
Issuance of stock for services – at $1.50	15,000	15	25,335	-	-	25,350
Cancellation of shares	(500,000)	(500)	500	-	-	-
Net loss	-	-	-	-	(1,014,759)	(1,014,759)
Foreign exchange translation Adjustment	-	-	-	(72,642)	-	(72,642)
Balance, August 31, 2004	22,842,011	22,842	4,898,847	(172,505)	(2,608,156)	2,141,028

SEE ACCOMPANYING NOTES

Continued

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to November 30, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2004 (carried forward)	22,842,011	22,842	4,898,847	(172,505)	(2,608,156)	$2,141,028
Issuance of stock for cash on exercise of warrants - at $1.00 (Note 8)	520,000	520	519,480	-	-	520,000
Issuance of stock for cash on exercise of warrants - at $1.90 (net of $35,317 finder's fee Note 8)	309,806	310	552,978	-	-	553,288
Adjustment arising on exercise of warrants (Note 8)	-	-	292,738	-	-	292,738
Issuance of shares for services – at $2.16 (Note 8)	150,000	150	323,850	-	-	324,000
Issuance of shares for services – at $1.50 (Note 7)	183,000	183	274,317	-	-	274,500
				-	-
Issuance of shares as settlement - at $1.00 (Note 8)	12,500	12	12,488	-	-	12,500
Issuance of shares for services – at $1.24 (Note 8)	30,000	30	37,170	-	-	37,200
Stock option compensation	-	-	289,342	-	-	289,342
Net loss	-	-	-	-	(3,586,447)	(3,586,447)
Foreign exchange translation adjustment	-	-	-	357,504	-	357,504

Balance, August 31, 2005	24,047,317	24,047	7,201,210	184,999	(6,194,603)	1,215,653

SEE ACCOMPANYING NOTES

Continued

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to November 30, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2005 (carried forward)	24,047,317	24,047	7,201,210	184,999	(6,194,603)	1,215,653
Beneficial conversion option (Note 10)	-	-	836,045	-	-	836,045
Issuance of stock on conversion of convertible notes - at $1.06 per share (Note 8)	212,264	212	137,335	-	-	137,547
Stock option compensation (Note 9)	-	-	7,246	-	-	7,246
Net loss	-	-	-	-	(1,937,361)	(1,937,361)
Foreign exchange translation adjustment	-	-	-	57,116	-	57,116

Balance, November 30, 2005	24,259,581	$24,259	$8,181,836	$242,115	$(8,131,964)	$(316,246)

(a)

Prior to the recapitalization in November 2003, the stockholders' equity represents the combined shares and balances of Bulldog Nevada and Bulldog BC exchanged on a one for one basis on recapitalization (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005 and August 31, 2004

(Amounts Stated in US Dollars)

Note 1	Description of Business and Accounting for Reverse Acquisition

The Company was incorporated under the laws of the State of Nevada on June 18, 2002 as Northward Ventures, Inc. ("Northward") and was previously involved in mineral exploration activity. In November 2003, the Company acquired control of Bulldog Technologies (BC) Inc. ("Bulldog BC") and Bulldog Technologies Inc. ("Bulldog Nevada"). Bulldog BC was incorporated under the laws of British Columbia on September 23, 1998 and carries on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Nevada was incorporated in the State of Nevada on January 18, 2000 primarily to raise financing for Bulldog BC. Prior to the share exchange, Bulldog BC and Bulldog Nevada were under common control. On November 7, 2003, the Company changed its name to Bulldog Technologies Inc. and merged with Bulldog Nevada such that after closing the consolidated entity consists of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) and its subsidiary, Bulldog BC.

In accordance with provisions governing the accounting for reverse acquisitions, the accounts are presented as a continuation of Bulldog BC and Bulldog Nevada, combined.

In September 2005, Bulldog BC incorporated a wholly owned subsidiary in Mexico, Bulldog Technologies Mexico, S.A. de C.V., with an issued and paid up capital of MXP50,000 (US$4,630) to conduct business in Mexico. As at November 30, 2005 Bulldog Technologies Mexico, S.A. de C.V. was inactive.

Note 2	Summary of Significant Accounting Policies

Principles of Consolidation and Ability to Continue as Going Concern

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its subsidiary, Bulldog Technologies (BC) Inc. and Bulldog Technologies Mexico, S.A. de C.V. All significant inter-company transactions have been eliminated on consolidation. The Company is currently in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at November 30, 2005, the Company has accumulated consolidated operating losses since inception of $8,131,964. The continuation of the Company is dependent upon the successful completion of development and marketing of its security systems, the continuing support of creditors and stockholders as well as achieving a profitable level of operations. At November 30, 2005, the Company has cash and short-term investments of approximately $1.1 million. Management anticipates that it requires approximately $4.59 million over the next twelve months to continue operations. To the extent that cash needs are not achieved from operating cash flow and existing cash on hand, the Company will raise necessary cash through equity issuances and/or debt financing. Amounts raised will be used to continue the development of the Company's products, roll out the Company's products to market and for general working capital purposes.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although there are no assurances that management's plans will be realized, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Interim Financial Statements

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the years ended August 31, 2005 and 2004 included in the Company's 10-KSB Annual Report. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Stock Option Compensation

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" to account for stock options granted to non-employees using the fair value based method prescribed in SFAS 123. Stock option compensation for non-employees is re-measured on each balance sheet date until options vest.

The Company has elected to continue to measure compensation cost for employees under Accounting Principles Board ("APB") Opinion No. 25, including interpretations provided in Interpretation ("FIN") No. 44. Generally, under APB No. 25 compensation expense is recognized for options granted to employees and directors (for their services as directors) only if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123 requires the Company to provide pro forma information regarding net loss and loss per share as if compensation cost for the Company's stock options granted to employees had been determined in accordance with the fair value based method prescribed in SFAS 123.

The Company has not adopted the fair value method of accounting under SFAS No. 148 for stock-based compensation to employees. Consequently, related pro forma information as required under SFAS No. 123 has been disclosed below in accordance with SFAS No. 148.

	Three months ended November 30
	2005	2004
Net loss, as reported	$(1,937,361)	$(1,140,185)
Deduct: Total stock-based employee compensation expense
determined under fair-value based method	(794,575)	(491,033)
Pro-forma net loss	$(2,731,936)	$(1,631,218)
Loss per share:
Basic and diluted – as reported	$(0.08)	$(0.05)
Basic and diluted – pro-forma	$(0.11)	$(0.07)

The weighted average fair value of the options granted during the previous year ended August 31, 2005 to employees was $1.60 (2004 - $1.98) per option estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0% (2004 – 0%), expected volatility of 186% (2004 - 186%), risk-free rate of 4.18% - 4.40% (2004 - 3.07% - 3.64%) and an expected life of 5 years (2004 - 5 years). Such amount is being amortized on a straight-line basis over the vesting periods ranging from 10 to 36 months. No options were granted to employees during the three-month period ended November 30, 2005.

New Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 15, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.

The Company has not yet determined the effect of future implementation of these new standards on its consolidated financial statements.

Note 3	Recapitalization

In November 2003, the Company closed an agreement with the stockholders of Bulldog BC and Bulldog Nevada (companies under common control) whereby the Company acquired the issued and outstanding shares of Bulldog BC and Bulldog Nevada on a one-for-one basis in exchange for 710,000 and 9,081,500 shares of the Company's common stock, respectively. At the acquisition date, all of Bulldog Nevada's shares had been exchanged while 695,800 of Bulldog BC's common shares had been exchanged leaving 14,200 common shares of Bulldog BC still to be exchanged. As at August 31, 2005, only 2,000 shares still had to be exchanged.

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisition because the former stockholders of Bulldog BC and Bulldog Nevada controlled approximately 51% of the Company's common stock immediately upon conclusion of the transaction and the continuing business is that of Bulldog BC and Bulldog Nevada. Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog BC and Bulldog Nevada. The value assigned to common stock of the Company was $796.

Note 4	Short-term Investments

Short-term investments consist of amounts held under guaranteed investment certificates of the Royal Bank of Canada and bearing interest at rates ranging from 1.6% to 3.35% per annum, maturing on various dates through April 2006.

Note 5	Inventory

	As at November 30, 2005	As at August 31, 2005
Components	$203,135	$154,289
Work in progress	58,603	63,940
Finished goods	434,778	111,236
	$696,516	$329,465

Note 6	Bank Loan

The Company has a demand operating line of credit of approximately $385,637 (CDN$450,000) (August 31, 2005 - $379,075 (CDN$450,000)) bearing interest at 5% per annum, payable monthly. The line of credit drawn was $64,273 (CDN$75,000) as at November 30, 2005 (August 31, 2005 – $ Nil). The Company's line of credit agreement is collateralized by the short-term investments.

Note 7	Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

The Company entered into agreements with two directors for services commencing November 17, 2003 whereby the Company agreed to issue an aggregate of 275,000 shares of common stock vesting monthly of which 23,000 shares were issued in November 2003 and 69,000 shares were issued in June 2004. The remaining 183,000 shares were issued during the year ended August 31, 2005. The Company has recorded, as compensation expense, $274,500 (three month period ended November 30, 2004 - $103,500) in respect of shares earned by the directors during the year ended August 31, 2005 under these agreements based on the quoted market price of $1.50 per share of common stock on the agreement date. At November 30, 2005, accounts payable and accrued liabilities are $ Nil (August 31, 2005 - $ Nil) as all common shares have been issued to the directors of the Company.

Related party transactions were recorded at the exchange amount, being the amount established and agreed to by the related parties.

Note 8	Capital Stock

In April 2004, the Company completed a private placement and issued 2,219,611 units for gross proceeds of $4,994,125. Each unit consisted of one common share, 1/4 Series A share purchase warrant and 1/2 Series B share purchase warrant. The Company issued 554,902 Series A share purchase warrants exercisable at $3.50 per share for a period of five years (repriced to $1.25 per share in September 2005 Note 9) and 1,109,806 Series B share purchase warrants exercisable at $2.25 per share until the earlier of fourteen months after April 14, 2004 or eight months after a registration statement is declared effective (June 2, 2004). As part of the private placement, the Company paid a placement fee of $299,657. Additionally the Company has accrued and paid 6% of any monies received on the exercise of these warrants.

On August 29, 2005, the Company issued $2.1 million convertible notes with warrants and embedded beneficial conversion options. Under the Convertible Note and Warrant Agreement dated August 29, 2005 (Closing Date), the Company was required to use its best efforts to file and cause the registration statement of the Company's common stock to be declared effective under the Securities Act of 1933, as amended, as promptly as possible.

In accordance with the Registration Rights Agreement executed in conjunction with the Securities Purchase Agreement dated April 2004 and August 2005, the Company was required to use its best efforts to file and cause the registration statement of the Company's common stock to be declared effective under the Securities Act of 1933, as amended, as promptly as possible, but in any event, no later than the earlier of the 90th calendar day following the closing date of the agreement and the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments (the "Effective Date"). The Company is also required to keep the registration statement continuously effective for a period of two years from the Effective Date.

Consequently, the warrants issued in connection with these private placements are deemed to require net-cash settlement and are classified as liabilities in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-19.  Accordingly, the Company initially recorded the fair value of these warrants as a liability. Subsequently, such amount is being re-measured on each balance sheet date based on the then fair value of the warrants with the adjustment charged to the Consolidated Statement of Operations.

As at November 30, 2005, the Company has 1,513,770 share purchase warrants outstanding. The liability for the fair value of the warrants of $1,994,199 (August 31, 2005 - $499,026) was recorded on the balance sheet and $507,539 (three-month period ended November 30 2004 – $195,330) was recorded as loss on revaluation of liability for warrants subject to registration rights in the Consolidated Statement of Operations for the three-month period ended November 30, 2005.  The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions as at November 30, 2005: dividend yield of 0% (August 31, 2005 - 0%), expected volatility of 186% (August 31, 2005 – 186%), weighted average risk-free interest rate of 3.88% (August 31, 2005 – 3.95%) and an expected life of 3.36 years (August 31, 2005 – 3.62 years) for the Series A warrants. The Series B warrants were exercised and expired during the year ended August 31, 2005.

Upon the exercise, cancellation or lapsing of obligations under the Registration Rights Agreement, a pro-rata amount of the liability will be reclassified to Stockholders' Equity using the Black-Scholes value as of that date.

On May 4, 2004 the Company entered into an employment agreement with an employee, to issue 150,000 shares of the Company's common stock as compensation, of which 75,000 shares were issued on November 29, 2004 and another 75,000 shares were issued to him on March 11, 2005. The value attributed to the common stock issued to the employee was $324,000 based on the quoted market value of the Company's common stock of $2.16 per share on the agreement date of May 4, 2004. At November 30, 2005 prepaid expenses includes $63,000 (August 31, 2005 - $90,000) in respect of common shares issued to the employee but not yet earned by the employee under this agreement based on the quoted market price of $2.16 per share of common stock on the agreement date.

On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of those warrants for gross proceeds of $588,605. The Company paid a placement fee in cash of $35,317, 6% of the gross proceeds as required under the original private placement agreement to the placement agent who originally identified the investors in April 2004. As an inducement to early exercise, the Company temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if exercised on or before November 5, 2004. All other terms and conditions of the warrants remained unchanged. As at November 5, 2004, $292,738 was recorded as additional paid-in capital on revaluation of the liability for warrants subject to registration rights. This balance represented the prorated amount of the liability on exercise date of November 5, 2004.  The fair value of the warrants was estimated using the Black-Scholes option pricing model at that date with the following assumptions: dividend yield of 0%, expected volatility of 186%, risk-free interest rate of 3.51% and an expected life of 10 months for the exercised Series B warrants.

In July 2004, the Company entered into a six-month service agreement to issue 5,000 shares per month for a total of 30,000 shares to be issued. Upon expiry the Company extended the original agreement on a month-to-month basis under the original terms. During August 2004, the Company issued 15,000 shares pursuant to the agreement. The value attributed to the common stock was $25,350 based on the quoted market price of the Company's common stock of $1.69 per share at the agreement date. The Company issued a further 30,000 shares of common stock during the year ended August 31, 2005 based on the weighted average market price of $1.24 for services rendered up to the date of termination of the contract. The agreement was terminated during the 2005 fiscal year.

On November 25, 2005 an investor holding $225,000 of the convertible notes (Note 10) converted the notes into 212,264 common shares.

Note 9	Stock Options and Warrants

Stock Options to Non-Employees

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation", which requires compensation costs associated with stock options granted to non-employees to be recognized based on the fair value of the stock options using the Black-Scholes option pricing model. Stock-based compensation for non-employees is re-measured on each balance sheet date until such options vest. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. Unvested stock options are re-measured on each balance sheet date for the purpose of determining stock option compensation, and are amortised on a straight-line basis over the vesting period of 10 months.

As at November 30, 2005, the fair value of these options using the Black-Scholes option pricing model was based on the following weighted average assumptions:

As at November 30, 2005
Dividend yield	Nil %
Risk-free interest rate	3.76%
Expected volatility of the market price
of the Company's common stock	186%
Expected life of the options	5 years

The compensation expense arising from options issued to consultants in both the 2004 and 2005 year is amortized over the vesting period of the options and for the three-month period ended November 30, 2005, expenses totalling $7,246 (three-month period ended November 30, 2004 - $194,787) were included in consulting fees and commissions in the Consolidated Statement of Operations.

The following table summarizes the stock option transactions and the weighted average exercise prices thereof:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 1, 2003	-	$-
Granted	3,885,000	$1.63
Outstanding at August 31, 2004	3,885,000	$1.63
Granted	2,830,000	$1.62
Forfeited	(650,000)	$1.65
Outstanding at August 31, 2005	6,065,000	$1.60
Forfeited	(1,590,000)	$1.62
Outstanding at November 30, 2005	4,475,000	$1.58
Exercisable at November 30, 2005	2,234,167	$1.60
Exercisable at August 31, 2005	2,056,667	$1.59

During the year ended August 31, 2005, the Company granted 2,580,000 stock options to employees and 250,000 stock options to non-employees. The weighted average fair value per option granted (based on the value determined at the respective grant dates) was $1.60. No options were granted during the three month period ended November 30, 2005.

A summary of the common share options exercisable and outstanding at November 30, 2005 is as follows:

Outstanding Number	Exercise Price	Expiry Date	Exercisable Number
175,000	$0.50	February 25, 2009	175,000
150,000	$2.20	May 4, 2009	150,000
50,000	$2.20	May 14, 2009	50,000
50,000	$2.42	July 16, 2009	50,000
2,760,000	$1.60	August 5, 2009	1,212,500
50,000	$1.64	August 5, 2009	50,000
700,000	$1.60	December 16, 2009	283,333
100,000	$1.60	December 22, 2009	110,000
390,000	$1.70	January 25, 2010	113,333
50,000	$1.15	March 14, 2010	40,000
4,475,000			2,234,167

On December 1, 2005, the Company granted 1,360,000 options to fourteen employees at a weighted average exercise price of $1.25 per option. The options expire between December 1, 2010 and December 26, 2010.

On December 6, 2005, the Company granted 100,000 stock options to a director at the exercise price of $1.30 per share. On December 20, 2005, the Company granted 50,000 stock options to an advisory board member at the exercise price of $1.25 per share.

Employee Stock Option Plan

No compensation expense was recorded for options granted to employees under the intrinsic method of accounting in the reporting periods as the exercise prices equals or exceeds the fair market values of the Company's common stock on the respective dates of grant in 2004.

In March 2004, the Board of Directors approved the Company's 2004 Stock Option Plan ("the 2004 Plan"). The 2004 Plan provides for the granting of stock options to key employees, directors and consultants to purchase up to 5,000,000 common shares of the Company. Under the 2004 Plan, the granting of incentive and non-qualified stock options, exercise prices and terms are determined by the Board of Directors. For incentive options, the exercise price shall not be less than the fair market value of the Company's common stock on the grant date. (In the case of options granted to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's stock on the date of grant, the option price must not be less than 110% of the fair market value of common stock on the grant date.) Options granted are not to exceed terms beyond ten years (5 years in the case of an incentive stock option granted to a holder of 10 percent of the Company's common stock). Unless otherwise specified by the Board of Directors, stock options shall vest at the rate of 25% per year starting one year following the granting of options.

The 2004 Stock Option Plan was amended and effective November 17, 2004 authorized the issuance of a maximum of 7,000,000 shares of common stock to eligible employees, directors, officers and employees of the company or its subsidiaries.

Warrants

The following table summarizes the fully exercisable warrant transactions during the three-months ended and the balance outstanding as at November 30, 2005:

	Number of Warrants	Weighted Average Exercise Price
Balance, September 1, 2003	-	$-
Issued	2,184,708	$2.27
Balance, August 31, 2004	2,184,708	$2.27
Exercised	(520,000)	$1.00
Exercised	(309,806)	$1.90
Expired	(800,000)	$2.25
Balance, August 31, 2005	554,902	$1.25
Issued (Note 10)	958,868	$1.25
Balance, November 30, 2005	1,513,770	$1.25

A summary of share purchase warrants outstanding at November 30, 2005 is as follows:

Number	Exercise Price	Expiry Date	Warrant Type
554,902	$1.25(*)	April 15, 2009	Series A warrants
958,868	$1.25	August 29, 2010	Warrants
1,513,770

(*) In September 2005, the Company agreed to revise the exercise price of all the Series A warrants issued to unrelated parties to $1.25 per share (previously $3.50).

Note 10	Convertible Notes

In August 2005, the Company entered into an agreement with four accredited investors to sell an aggregate of $2,100,000 of 6% convertible notes which entitle the investors to convert all or any part of the principal outstanding under the convertible notes into common shares at $1.06 per share, subject to adjustment according to the terms of the note agreement. Net proceeds received on September 2, 2005 totalling $1,974,000 (after deducting the agent's fee of $126,000). In addition, the Company incurred legal and accounting expenses of $90,550 related to the issuance. The interest payable on the principal amount outstanding under the convertible notes is payable quarterly in cash or common shares, at the option of the Company, with the number of shares to be determined by dividing the interest payable by the market price as defined in the note agreement. The Company may elect to make the quarterly interest payments in shares of common stock at a conversion price equal to the then current market price, which is equal to the closing sale price of our company's common stock (or if no closing sale prices are reported, the average of the closing bid and ask prices) for the 20 day period immediately prior to the date of the interest payment.

As part of the private placement, each investor also received detachable share purchase warrants. Each share purchase warrant entitles the investor to purchase the number of shares of common stock equal to 40% of the total number of shares of common stock exercisable upon conversion of the convertible note at the time of issuance of the convertible note and is exercisable for a period of five years, at an exercise price per warrant of $1.25, subject to adjustment in accordance with the terms of the warrant. The Company issued 792,453 warrants to the four investors on August 29, 2005 and an additional 166,415 warrants to a placement agent on the same terms. As discussed in Note 8, these warrants were recorded as liabilities based on their fair value and were remeasured on each balance sheet date with adjustment charged to the Consolidated Statement of Operations for that period, in accordance with EITF 00-19.

The convertible notes will mature on August 29, 2010. Subsequent to November 30, 2005, the Company issued 30,007 shares in settlement of $31,313 of interest.

The proceeds of the convertible notes have been allocated to the notes, warrants and beneficial conversion option in accordance with EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments". Accordingly, $447,735 was allocated to the notes and $836,045 was allocated to the embedded conversion option and $816,300 was allocated to the detachable warrants. The issuance cost of the convertible notes amounted to $387,957 (inclusive of the fair value related to 166,415 warrants issued to the placement agent of $171,407, the agent fees paid in cash and the legal and accounting expenses incurred as described above) is recognized on the Consolidated Balance Sheet as deferred financing costs and is amortized on a straight line basis over the term of debt. The fair value of the warrants was calculated as described in Note 8.

Note 11	Contingent Liabilities

During the normal course of business activity, the Company was involved in litigation proceedings, certain lawsuits and other claims at November 30, 2005. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material adverse effect on the Company's consolidated financial statements. The outcome of these matters is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement.

Note 12	Subsequent Events

On December 7, 2005, an investor exercised the Series A warrants at the exercise price of $1.25 per share to purchase 12,500 shares of our common stock for net proceeds of $14,688 (after deduction of placement agent fee).

In December 2005, an investor converted $371,000 convertible notes to 350,000 shares of common stock at the conversion price of $1.06 per share.

On December 13, 2005, the Company issued 3,200 shares to a supplier as part-settlement of a debt amounting to CDN$4,000 ($3,427).

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Bulldog Technologies, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Bulldog Technologies Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.